Exhibit 4.1

FOURTH SUPPLEMENTAL INDENTURE

Dated as of April 1, 2010

between

SunPower Corporation

and

Wells Fargo Bank, National Association,

as

Trustee

4.5% SENIOR CONVERTIBLE DEBENTURES DUE 2015

i

Exhibit A – Form of Debenture

Exhibit B – Form of Free Transferability Certificate

ii

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”), dated as of April 1, 2010, is between SunPower Corporation, a corporation duly organized under the laws of the State of Delaware (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have duly executed and delivered an Indenture, dated as of February 7, 2007 (the “Base Indenture” and together with this Fourth Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of debentures, notes or other debt instruments to be issued in one or more series by the Company;

WHEREAS, the issuance and sale of up to $220,000,000 aggregate principal amount of the Company’s 4.5% Senior Convertible Debentures due 2015 (up to $250,000,000 if the Initial Purchasers exercise their over-allotment option in full in accordance with the Purchase Agreement) has been authorized by resolutions adopted by the Board of Directors;

WHEREAS, Section 9.1(e) of the Base Indenture expressly permits the Company and the Trustee to enter into one or more supplemental indentures for the purposes of establishing the forms and terms of any Securities to be issued under the Indenture without the consent of the Holders of any Securities then outstanding;

WHEREAS, the Company desires to supplement the provisions of the Base Indenture to provide for the issuance of the Debentures under the terms of the Base Indenture as supplemented hereby; and

WHEREAS, for the purposes hereinabove recited, and pursuant to due corporate action, the Company has duly determined to execute and deliver to the Trustee this Fourth Supplemental Indenture;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee covenant and agree as follows:

Article 1

Definitions and Incorporation by Reference

Section 1.01 Definitions.

All terms contained in this Fourth Supplemental Indenture shall, except as specifically provided for herein or except as the context may otherwise require, have the meanings given to such terms in the Base Indenture. In the event of any inconsistency between the Base Indenture and the Fourth Supplemental Indenture, this Fourth Supplemental Indenture shall govern.

Unless the context otherwise requires, the following terms shall have the following meanings:

“Additional Debentures” has the meaning specified in Section 2.07.

“Additional Interest” has the meaning specified in Section 5.07(a).

“Additional Shares” has the meaning specified in Section 7.07(b).

“Applicable Procedures” means, with respect to any conversion, transfer or exchange of beneficial ownership interests in a Global Debenture, the rules and procedures of the Depositary, to the extent applicable to such transfer or exchange.

“Automatic Exchange” has the meaning specified in Section 2.06.

“Board of Directors” means the Board of Directors of the Company or, other than in the case of the definitions of “Continuing Directors” and “Fundamental Change,” any committee thereof duly authorized to act on behalf of such Board.

“Cash Conversion Notice” has the meaning specified in Section 7.06(a).

“Class A Common Stock” means the class A common stock of the Company, par value $0.001 per share, as it exists on the date of this Fourth Supplemental Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof, or, in the event of a merger, consolidation or other similar transaction involving the Company that is otherwise permitted hereunder in which the Company is not the surviving corporation, the common stock, ordinary shares or depositary shares or other common equity interests of such surviving corporation or its direct or indirect parent corporation, which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, which are not subject to redemption by the Company.

“Class B Common Stock” means the class B common stock of the Company, par value $0.001 per share, as it exists on the date of the Fourth Supplemental Indenture.

“Closing Date” means the date of this Fourth Supplemental Indenture.

“Common Stock” means shares of the Company’s common stock regardless of class.

“Company Repurchase Notice” has the meaning specified in Section 2.11.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the date of this Fourth Supplemental Indenture; or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such new director’s nomination or election.

“Conversion Date” has the meaning specified in Section 7.06(f).

“Conversion Price” means at any given time the Initial Conversion Price subject to adjustment as provided in Article 7.

“Conversion Rate” means at any given time the quotient of (a) $1,000 principal amount of Debentures divided by (b) the Conversion Price at that time as cumulatively adjusted pursuant to Article 7.

“Corporate Trust Office” or other similar term, means the designated office of the Trustee, where, at any particular time its corporate trust business as it relates to the Indenture shall be administered, which office is, at the date as of which this Fourth Supplemental Indenture is dated, located at Wells Fargo Bank, National Association, Corporate Trust Services, MAC N9311-110, 625 Marquette Avenue, Minneapolis, MN 55479, Attention: SunPower Account Manager or at any other time at such other address as the Trustee may designate from time to time by notice to the Company.

“CUSIP” means the alphanumeric designation assigned to a Security by Standard & Poor’s Corporation, CUSIP Service Bureau.

“Daily Settlement Amount” means, for each of the 30 consecutive Trading Days during the Settlement Averaging Period for any Debenture, an amount of cash equal to one thirtieth (1/30th) of the product of (1) the applicable Conversion Rate on such Trading Day and (2) the Volume Weighted Average Price of Class A Common Stock on such Trading Day.

“Debentureholder” or “Holder” means the Person in whose name a Debenture is registered on the Registrar’s books.

“Debentures” means any debentures issued, authenticated and delivered under the Indenture, including any Global Debentures.

“Ex-Dividend Date” when used with respect to any issuance, dividend or distribution, means the first date on which shares of Class A Common Stock trade, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution from the Company or, if applicable, from the seller of such shares of the Class A Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Expiration Date” has the meaning specified in Section 7.08(e).

“Expiration Time” has the meaning specified in Section 7.08(e).

“Fiscal Quarter” means, with respect to the Company, each fiscal quarter publicly disclosed by the Company. The Company shall confirm the ending dates of its fiscal quarters for the current fiscal year to the Trustee upon the Trustee’s request.

“Free Trade Date” means the 365th calendar day following the Last Original Issuance Date.

“Freely Tradeable” means, with respect to the Debentures, if any, that such Debentures, (i) are eligible to be sold by a Person who has not been an Affiliate of the Company during the preceding three months without any volume or manner of sale restrictions under the Securities Act, (ii) do not bear a restricted legend and (iii) with respect to Global Debentures only, are identified by an unrestricted CUSIP number in the facilities of the applicable Depositary.

“Free Transferability Certificate” has the meaning specified in Section 2.06(e).

“Fundamental Change” means the occurrence of any of the following after the original issuance of the Debentures:

(a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person,” directly or indirectly, including through one or more wholly-owned subsidiaries, becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of more than 75% of the voting power of the Company’s Capital Stock that is at the time entitled to vote by the holder thereof in the election of the Board of Directors (or comparable body);

(b) the first day on which a majority of the members of the Board of Directors are not Continuing Directors;

(c) the adoption of a plan relating to the liquidation or dissolution of the Company;

(d) the consolidation or merger of the Company with or into any other “person” (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets and those of its subsidiaries taken as a whole to any “person” (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(i) any transaction:

(A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Class A Common Stock; and

(B) pursuant to which the holders of 50% or more of the total voting power of all shares of the Capital Stock of the Company entitled to vote generally in elections of directors of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Capital Stock of the Company entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such transaction; or

(ii) any merger primarily for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of Class A Common Stock solely into shares of common stock of the surviving entity;

(e) the termination of trading of the Class A Common Stock, which shall be deemed to have occurred if the Class A Common Stock or other common stock or common equity interests into which the Debentures are then convertible are neither listed for trading on a United States national securities exchange nor approved for listing on any United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares certificates or similar instruments for such common stock or common equity interests are so listed or approved for listing in the United States; or

(f) a failure to comply with the Company’s reporting obligations with respect to a document required to be filed under Section 3.06 or Section 3.07 hereof, which failure relating to reporting obligations has not been cured or waived prior to such 365th day, for 365 calendar days.

However, a Fundamental Change shall be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a Fundamental Change under clauses (a) or (d) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a United States national securities exchange and, as a result of the transaction or transactions, such common stock, depositary receipts or other common equity interests (and any rights attached thereto) and other applicable consideration will be Reference Property; provided that a Fundamental Change shall be deemed not to have occurred solely because of a transaction or series of transactions designed to result in, or resulting in, a conversion of any or all shares of Capital Stock (other than Class A Common Stock) into shares of Class A Common Stock or similar combination or reclassification of the Class A Common Stock and Class B Common Stock into a single class of Capital Stock of the Company.

“Fundamental Change Repurchase Date” has the meaning specified in Section 2.10(a).

“Fundamental Change Repurchase Price” has the meaning specified in Section 2.10(a).

“Global Debentures” has the meaning specified in Section 2.03.

“Indenture” means, collectively, the Base Indenture and the Fourth Supplemental Indenture as the same may be amended or supplemented from time to time pursuant to the terms of the Fourth Supplemental Indenture and the Base Indenture, including the provisions of the TIA that are automatically deemed to be a part of this Indenture by operation of the TIA.

“Initial Conversion Price” means $22.53 per share of the Company’s Class A Common Stock.

“Initial Conversion Rate” means the quotient of (a) $1,000 principal amount of Debentures divided by (b) the Initial Conversion Price (equivalent to approximately 44.3853 shares of the Company’s Class A Common Stock).

“Initial Purchasers” means Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Piper Jaffray & Co. and SL Hare Capital, Inc.

“interest” means, when used with reference to the Debentures, any interest payable under the terms of the Debentures, any defaulted interest as provided for in Section 2.08, if any, and Additional Interest, if any.

“Interest Payment Date” means March 15 and September 15 of each year, commencing September 15, 2010.

“Issue Date” of any Debenture means the date on which the Debenture was originally issued or deemed issued as set forth on the face of the Debenture.

“Last Original Issuance Date” means the later of the date of this Fourth Supplemental Indenture and the date of the last issuance of additional Debentures pursuant to the exercise of the Initial Purchasers’ option to purchase additional Debentures.

“Market Disruption Event” means (a) a failure by the primary exchange or quotation system on which the Class A Common Stock trades or is quoted to open for trading during its regular trading session or (b) the occurrence or existence for more than one half hour period in the aggregate on any Scheduled Trading Day for the Class A Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The Nasdaq Global Select Market or otherwise) in the Class A Common Stock or in any options, contracts or futures contracts relating to the Class A Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Maturity Date” means March 15, 2015.

“Non-Stock Change of Control” means a transaction described under clause (a) or (d) in the definition of Fundamental Change pursuant to which 10% or more of the consideration for Class A Common Stock (other than cash payments for fractional shares, if applicable, and cash payments made in respect of dissenters’ appraisal rights) in such Fundamental Change transaction consists of cash or securities (or other property) that are not shares of Common Stock, depositary receipts or other certificates representing common equity interests or depositary receipts traded or scheduled to be traded immediately following such transaction on a United States national securities exchange.

“Offering Memorandum” means the confidential offering memorandum, dated March 25, 2010, pursuant to which the Debentures were offered and sold by the Initial Purchasers.

“Purchase Agreement” means that certain purchase agreement, dated March 25, 2010, by and among the Company and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, as representatives of the Initial Purchasers.

“Record Date” means, with respect to each Interest Payment Date, the March 1 or September 1, as the case may be, immediately preceding such Interest Payment Date. The “record date” with respect to the Conversion Price adjustment as provided in Section 7.08 means, with respect to any dividend, distribution or other transaction or event in which holders of Class A Common Stock have the right to receive any cash, securities or other property or in which the Class A Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Reference Property” has the meaning specified in Section 7.09.

“Register” has the meaning specified in Section 2.03.

“Registrar” has the meaning specified in Section 3.02.

“Reporting Obligations” has the meaning specified in Section 5.07(a).

“Resale Restriction Termination Date” has the meaning specified in Section 2.06(e).

“Restricted Debenture CUSIP” means the alphanumeric designation of 867652 AD1 assigned to the Restricted Global Debenture by Standard & Poor’s Corporation, CUSIP Service Bureau.

“Restricted Debenture Legend” has the meaning specified in Section 2.06(a).

“Restricted Global Debenture” has the meaning specified in Section 2.06(e).

“Restricted Security” or “Restricted Securities” has the meaning specified in Section 2.06(a).

“Rule 144” means Rule 144 under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

“Repurchase Notice” has the meaning specified in Section 2.10(c).

“Scheduled Trading Day” means a day that is scheduled to be a Trading Day.

“Settlement Amount” has the meaning specified in Section 7.06(c).

“Settlement Averaging Period” means, for any Debenture surrendered for conversion:

(a) if the Conversion Date for such Debenture occurs prior to December 15, 2014, the 30 consecutive Trading Day period beginning on and including the third Trading Day after such Conversion Date; and

(b) if the Conversion Date for such Debenture occurs on or after December 15, 2014, the 30 consecutive Trading Days beginning on, and including the thirty-second (32nd) Scheduled Trading Day immediately preceding the Maturity Date.

“Spin-off” has the meaning specified in Section 7.08(c).

“Spin-off Valuation Period” has the meaning specified in Section 7.08(c).

“Stock Price” has the meaning specified in Section 7.07(b).

“Trading Day” means a day during which (i) there is no Market Disruption Event and (ii) The Nasdaq Global Select Market or, if the Class A Common Stock is not listed on The Nasdaq Global Select Market, the principal other U.S. national or regional securities exchange on which the Class A Common Stock is then listed is open for trading or, if the Class A Common Stock is not so listed, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Trading Price” of the Debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Debentures obtained by the Trustee for $2,000,000 principal amount of the Debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers selected by the Company, which may include one or more of the Initial Purchasers; provided that if at least two such bids cannot reasonably be obtained by the Trustee, but one such bid can reasonably be obtained by the Trustee, this one bid will be used. If the Trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the Debentures from a nationally recognized securities dealer, then, for purposes of Section 7.05 only, the Trading Price of the Debentures shall be deemed to be less than 98% of the applicable Conversion Rate of the Debentures multiplied by the Volume Weighted Average Price of the Class A Common Stock on such determination date.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Debenture CUSIP” means the alphanumeric designation of 867652 AE9 assigned to the Unrestricted Global Debentures by Standard & Poor’s Corporation, CUSIP Service Bureau.

“Unrestricted Global Debenture” has the meaning in Section 2.06(e).

“Volume Weighted Average Price” per share of Class A Common Stock (or any security that is part of the Reference Property into which the Class A Common Stock has been converted, if applicable) on any Trading Day means the volume weighted average price on the principal exchange or over-the-counter market on which the Class A Common Stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that Trading Day as then displayed under the heading “Bloomberg VWAP” on Bloomberg Page SPWRA <Equity> AQR (or the Bloomberg Page for any security that is part of the Reference Property into which the Class A Common Stock has been converted, if applicable), or if such volume weighted average price is not available (or the Reference Property in question is not a security), the Board of Directors’ reasonable, good faith estimate of the volume weighted average price of the shares of Class A Common Stock, or other Reference Property, on such Trading Day.

Section 1.02 Other Definitions.

Term	Defined in Section
“Agent Members”	2.05(g)
“Bankruptcy Law”	5.01
“Base Indenture”	Recitals
“Conversion Agent”	2.09(a)
“Custodian”	5.01
“Fourth Supplemental Indenture”	Preamble
“Indenture”	Recitals
“Trustee”	Preamble

Article 2

The Series of Debentures

Section 2.01 Designation and Amount of Debentures. There is hereby authorized a series of senior cash convertible debentures designated as “4.5% Senior Cash Convertible Debentures due 2015.” The Debentures will initially not exceed the aggregate principal amount of $220,000,000 (or up to $250,000,000 if the Initial Purchasers exercise their over-allotment option in full in accordance with the Purchase Agreement) (except subject to modification pursuant to Section 2.07 hereof or the Base Indenture and the requirements thereof).

Section 2.02 Form of the Debentures. The Debentures and the Trustee’s certificate of authentication to be borne by such Debentures shall be substantially in the form set forth in Exhibit A. The terms and provisions contained in the form of Debenture attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of this Fourth Supplemental Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Fourth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Any of the Debentures may have such letters, numbers or other marks of identification and such notations, legends, endorsements or changes as the Officers executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Fourth Supplemental Indenture or the Base Indenture, or as may be required by the Trustee, the Depositary, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Debentures may be listed, or to conform to usage, or to indicate any special limitations or restrictions to which any particular Debentures are subject.

Subject to Section 2.05 hereof, so long as the Debentures are eligible for book-entry settlement with the Depositary, or unless otherwise required by law, or otherwise contemplated by the Base Indenture, all of the Debentures will be represented by one or more Global Debentures. The transfer and exchange of beneficial interests in any such Global Debenture shall be effected through the Depositary in accordance with this Fourth Supplemental Indenture and the Applicable Procedures.

Each Global Debenture shall represent such aggregate principal amount of outstanding Debentures as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Debentures from time to time endorsed thereon and that the aggregate principal amount of outstanding Debentures represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions, purchases or conversions of such Debentures.

Section 2.03 Maturity Date; Interest. The Debentures shall be issuable in global form without coupons in denominations of $1,000 principal amount and integral multiples thereof (“Global Debentures”). Each Debenture shall be dated the date of its authentication and shall bear interest from the date specified on the face of the form of Debenture attached as Exhibit A hereto. Interest on the Debentures shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

On the Maturity Date, each Holder shall be entitled to receive on such date $1,000 in cash for each $1,000 principal amount per Debentures, together with accrued and unpaid interest to, but not including, the Maturity Date. With respect to Global Debentures, principal and interest shall be paid to the Depositary in immediately available funds. With respect to any certificated Debentures, principal and interest shall be payable upon presentment at the Company’s office or agency maintained for such purpose, which initially shall be the Corporate Trust Office of the Trustee.

The Person in whose name any Debenture is registered on the register (the “Register”) at 5:00 p.m., New York City time, on any Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. Notwithstanding the foregoing: (a) any Debentures or portion thereof surrendered for conversion during the period from 5:00 p.m., New York City time, on the Record Date for any Interest Payment Date to 5:00 p.m., New York City time, on the Business Day preceding the applicable Interest Payment Date shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount being converted; provided, however, that no such payment need be made (1) in connection with conversions of Debentures following the Record Date immediately preceding the Maturity Date, (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date, or (3) to the extent of any overdue interest, if any, that exists at the time of conversion with respect to such Debentures and (b) the Company shall pay accrued interest to a Person other than the Holder on the Record Date on the Maturity Date, at which date the Company shall pay accrued and unpaid interest to the Person whom the principal amount is paid.

The Company shall pay interest (i) on any Global Debentures by wire transfer of immediately available funds to the account of the Depositary or its nominee, (ii) on any Debentures in certificated form having a principal amount of less than $2,000,000, by check mailed to the address of the Person entitled thereto as it appears in the Register, provided, however, that on the Maturity Date, interest shall be payable at the office of the Company maintained by the Company for such purposes, which shall initially be the Corporate Trust Office of the Trustee and (iii) on any Debentures in certificated form having a principal amount of $2,000,000 or more by wire transfer in immediately available funds at the election of the Holder of such Debentures duly delivered to the Trustee at least five Business Days prior to the relevant Interest Payment Date or by check if no such election is made, provided, however, that on the Maturity Date, interest shall be payable at the office of the Company maintained by the Company for such purposes, which shall initially the Corporate Trust Office of the Trustee. If a payment date is not a Business Day, payment shall be made on the next succeeding Business Day, and no additional interest shall accrue thereon.

Any interest on any Debentures which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall be subject to Section 2.08.

Section 2.04 Exchange and Registration on Transfer. In addition to Section 2.7 of the Base Indenture, (a) all Debentures presented or surrendered for repurchase or conversion shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company and the Trustee, and the Debentures shall be duly executed by the Holder thereof or his attorney duly authorized in writing and (b) neither the Company nor the Trustee nor any Registrar shall be required to exchange, issue or register a transfer of (1) any Debentures or portions thereof surrendered for conversion pursuant to Article 7 of this Fourth Supplemental Indenture, which may not be withdrawn, or (2) any Debentures or portions thereof tendered for repurchase (and not withdrawn) pursuant to Section 2.10 of this Fourth Supplemental Indenture.

Section 2.05 Global Debentures.

(a) Each Global Debenture authenticated under this Fourth Supplemental Indenture shall be registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or a custodian, and each such Global Debenture shall constitute a single Debenture for purposes of this Fourth Supplemental Indenture.

(b) Notwithstanding any other provisions of this Fourth Supplemental Indenture, the Base Indenture or the Debentures, no Global Debentures may be exchanged in whole or in part for Debentures registered, and no transfer of a Global Debenture in whole or in part may be registered, in the name of any Person other than the Depositary or a nominee thereof unless (A) the Depositary (x) has notified the Company that it is unwilling or unable to continue as Depositary for such Global Debenture or (y) has ceased to be a clearing agency registered under the Exchange Act, and a successor depositary has not been appointed by the Company within 90 calendar days, or (B) the Company, at any time and in its sole discretion, notifies the Trustee in writing that it no longer wishes to have all the Debentures represented by Global Debentures. Any Global Debentures exchanged pursuant to this Section 2.05(b) shall be so exchanged in whole and not in part.

(c) In addition, certificated Debentures shall be issued in exchange for beneficial interests in a Global Debenture upon request by or on behalf of the Depositary in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under the Debentures or this Indenture, including its rights following the occurrence of an Event of Default.

(d) Debentures issued in exchange for a Global Debenture or any portion thereof pursuant to clause (b) or (c) above shall be issued in definitive, global form, without interest coupons, shall have a principal amount equal to that of such Global Debenture or portion thereof to be so exchanged, and shall be registered in such names and be in such authorized denominations as the Depositary shall designate and shall bear the legend of the Depository set forth in Exhibit A hereto. Any Global Debenture to be exchanged in whole shall be surrendered by the Depositary to the Trustee or the Registrar. With regard to any Global Debenture to be exchanged in part, either such Global Debenture shall be so surrendered for exchange or, if the Trustee is acting as custodian for the Depositary or its nominee with respect to such Global Debenture, the principal amount thereof shall be reduced, by an amount equal to the portion thereof to be so exchanged, by means of an appropriate adjustment made on the records of the Registrar. Upon any such surrender or adjustment, the Trustee shall authenticate and deliver the Debenture issuable on such exchange to or upon the order of the Depositary or an authorized representative thereof.

(e) Subject to the provisions of Section 2.05(g) below, the registered Holder may grant proxies and otherwise authorize any Person, including Agent Members (as defined below) and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Fourth Supplemental Indenture or the Debentures.

(f) In the event of the occurrence of any of the events specified in Section 2.05(b) above or upon any request described in Section 2.05(c) above, the Company will promptly make available to the Trustee a reasonable supply of certificated Debentures in definitive, fully registered form, without interest coupons.

(g) Neither any members of, or participants in, the Depositary (collectively, the “Agent Members”) nor any other Persons on whose behalf Agent Members may act shall have any rights under this Fourth Supplemental Indenture or the Base Indenture with respect to any Global Debenture registered in the name of the Depositary or any nominee thereof, or under any such Global Debenture, and the Depositary or such nominee, as the case may be, may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Debenture for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or such nominee, as the case may be, or impair, as between the Depositary, its Agent Members and any other Person on whose behalf an Agent Member may act, the operation of customary practices of such Persons governing the exercise of the rights of a Holder of any Debenture.

(h) At such time as all interests in a Global Debenture have been repurchased, converted, cancelled or exchanged for Debentures in certificated form, such Global Debenture shall, upon receipt thereof, be cancelled by the Trustee in accordance with standing procedures and instructions existing between the Depositary and the custodian for the Global Debenture, subject to Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any interest in a Global Debenture is repurchased, converted, canceled or exchanged for Debentures in certificated form, the principal amount of such Global Debenture shall, in accordance with the standing procedures and instructions existing between the Depositary and the custodian for the Global Debenture, be appropriately reduced, and an endorsement shall be made on such Global Debenture, by the Trustee or the custodian for the Global Debenture, at the direction of the Trustee, to reflect such reduction.

Section 2.06 Restrictions on Transfer.

(a) Every Debenture (and all securities issued in exchange therefore on in substitution thereof) that bears or is required under this Fourth Supplemental Indenture to bear the 144A restricted legend as forth in Exhibit A (the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.06 (including those set forth in the restricted legend (the “Restricted Debenture Legend”) in Exhibit A) until such Restricted Debenture Legend is removed. As used in this Section 2.06(a) the term “transfer” means any sale, pledge, loan, transfer or other disposition whatsoever of any Restricted Security or any interest therein.

(b) Until the date that is the later of (1) the Free Trade Date or such other period of time as permitted by Rule 144 and (2) such later date, in any, as may be required by applicable laws, any certificate evidencing a Restricted Security shall bear the Restricted Debenture Legend, unless (i) such Restricted Security has been sold or otherwise transferred to the Company or any of its Subsidiaries, (ii) a registration statement that has been declared effective under the Security Act (and which continues to be effective at the time of such transfer), (iii) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or (iv) any other available exemption from the registration requirements of the Securities Act.

(c) In connection with any transfer of the Debentures prior to the Resale Restriction Termination Date, the holder must complete and deliver the form of assignment set forth on the certificate representing the Debenture, with the appropriate box checked, to the Trustee (or any successor Trustee, as applicable).

(d) Any certificated Debenture (or any security issued in exchange or substitution therefor) that has been transferred, replaced or exchanged on or after the Free Trade Date or that has been transferred pursuant to a registration statement that has been declared effective under the Securities Act may be exchanged for a new certificated Debenture or Debentures of like tenor and aggregate principal amount that do not bear the Restricted Debenture Legend required by Section 2.06(a) hereof. To exercise such right of exchange, the Holder of such Debenture must surrender such Debenture in accordance with the provisions of Section 2.05(d) hereof and deliver any additional documentation reasonably required by the Company, the Trustee or the Registrar in connection with such exchange.

(e) If, on the Free Trade Date, or the next succeeding Business Day if the Free Trade Date is not a Business Day, any Debentures are represented by a Global Debenture that is subject to the restrictions set out in Section 2.06(a) (any such Global Debenture, a “Restricted Global Debenture”), as promptly as practicable, the Company will automatically exchange every beneficial interest in each Restricted Global Debenture for beneficial interests in Global Debentures that are not subject to the restrictions set forth in the Restricted Debenture Legend and in Section 2.06(a) hereof (an “Unrestricted Global Debenture”).

To effect such automatic exchange (the “Automatic Exchange”), the Company will (A) deliver to the Depositary an instruction letter for the Depositary’s mandatory exchange process at least 15 days immediately prior to the Free Trade Date and (B) deliver to each of the Trustee and the Registrar (i) a duly completed free transferability certificate in the form set forth on Exhibit B (the “Free Transferability Certificate”) at least 5 days prior to the Free Trade Date, (ii) an Authentication Order at least 5 days prior to the Free Trade Date and (iii) an Officers’ Certificate at least 5 days prior to the Free Trade Date; provided, that notwithstanding any requirements under the Base Indenture pursuant to Section 12.04, Section 12.05 or otherwise, solely for purposes of this Section 2.06(e), no opinion of counsel will be required for the Trustee to take any action requested or required pursuant to the Free Transferability Certificate and the corresponding Authentication Order and Officers’ Certificate delivered pursuant to this Section 2.06(e) only. The first date on which the Trustee authenticates the Freely Tradable Debentures and the Depository initiates the mandatory exchange shall be known as the “Resale Restriction Termination Date.”

Notwithstanding anything to the contrary in this Section 2.06, the Company will not be required to deliver the Free Transferability Certificate if it reasonably believes that removal of the Restricted Debentures Legend or the changes to the CUSIPs for the Debentures could result in or facilitate transfers of the Debentures in violation of applicable law.

Section 2.07 Additional Debentures. The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture, without the consent of the Holders, create and issue pursuant to this Indenture additional Debentures (“Additional Debentures”), which shall be treated as a single class with the Debentures issued on the Closing Date for all purposes under this Indenture and which shall have terms and conditions set for in Exhibit A identical to those of the other outstanding Debentures, except that Additional Debentures:

(i)	may have a different issue price than other outstanding Debentures;

(ii)	may have a different Issue Date from other outstanding Debentures; and

(iii)	may have a different amount of interest payable on the first Interest Payment Date after issuance that is payable on other outstanding Debentures;

provided, that no Additional Debentures may be issued if such Additional Debentures would constitute, as determined pursuant to an Opinion of Counsel, a different class of securities than the Debentures issued on the Issue Date for U.S. federal income tax purposes and provided further, and that the Additional Debentures have the same CUSIP number as other outstanding Debentures. No Additional Debentures may be issued if any Event of Default has occurred and is continuing.

Section 2.08 Defaulted Interest. Notwithstanding Section 2.13 of the Base Indenture, if the Company defaults on a payment of interest on the Debentures, the Company shall pay the defaulted interest (plus interest on such defaulted interest at the rate of 1% per annum above the then applicable interest rate from the required payment date to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Debentureholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly deliver or cause to be delivered to each Debentureholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.09 Registrar, Paying Agent, Conversion Agent and’ Trustee.

(a) In addition to Section 2.4 of the Base Indenture, the Company shall maintain an office or agency where Debentures may be presented for conversion (the “Conversion Agent”). The Company hereby initially designates the Trustee as the Conversion Agent. The Company further designates the Corporate Trust Office of the Trustee as its office where Debentures may be surrendered for conversion.

The Company may at any time and from time to time vary or terminate the appointment of any such office or appoint any additional offices for any or all purposes; provided, however, that until all of the Debentures have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of and premium, if any, and interest on the Debentures have been made available for payment and either paid or returned to the Company pursuant to the provisions of Section 8.03 hereof, the Company shall maintain an office or agency where Debentures may be surrendered for conversion. The Company shall give prompt written notice to the Trustee, and notice to the Holders, of the appointment or termination of any such agents and of the location and any change in the location of any such office or agency.

The Company may also from time to time designate on or more Conversion Agents and from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the name or address of such Conversion Agent.

The rights, privileges, protections, immunities and benefits given to the Trustee under the Base Indenture and this Fourth Supplemental Indenture including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Conversion Agent or other Agent acting hereunder.

Section 2.10 Repurchase at Option of Holders Upon a Fundamental Change

(a) If there shall occur a Fundamental Change at any time prior to the Maturity Date of the Debentures, then each Holder shall have the right, at such Holder’s option, to require the Company to repurchase all of such Holder’s Debentures, or any portion thereof that is a multiple of $1,000 principal amount, on a date (the “Fundamental Change Repurchase Date”) specified by the Company, that is not less than 20 calendar days nor more than 35 calendar days after the date of the Company Repurchase Notice related to such Fundamental Change at a cash repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), subject to the satisfaction by the Holder of the requirements set forth in Section 2.10(c); provided, however, that if such Fundamental Change Repurchase Date falls after the Record Date and on or prior to the corresponding Interest Payment Date, then the interest payable on such Interest Payment Date shall be paid on such Interest Payment Date to the holders of record of the Debentures on the applicable Record Date instead of the holders surrendering the Debentures for repurchase on such date.

(b) On or before the fifth calendar day after the occurrence of a Fundamental Change, the Company shall deliver or cause to be delivered to all holders of record of the Debentures on the date of such Fundamental Change at their addresses shown in the Register a Company Repurchase Notice as set forth in Section 2.11 with respect to such Fundamental Change. The Company shall also deliver a copy of the Company Repurchase Notice to the Trustee and the Paying Agent at such time as it is delivered to holders of Debentures. Concurrently with the delivery of such Company Repurchase Notice, the Company shall issue a press release announcing such Fundamental Change referred to in the Company Repurchase Notice, the form and content of which press release shall be determined by the Company in its sole discretion.

No failure of the Company to give the foregoing notices and press release and no defect therein shall limit the repurchase rights of holders of Debentures or affect the validity of the proceedings for the repurchase of the Debentures pursuant to this Section 2.10.

(c) For Debentures to be repurchased at the option of the Holder, the Holder must deliver to the Paying Agent, prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date, (i) a written notice of repurchase (the “Repurchase Notice”) in the form set forth on the reverse of the Debentures duly completed (if the Debentures are certificated) or stating the following (if the Debentures are represented by a Global Debenture): (A) the certificate number of the Debentures which the Holder will deliver to be repurchased or compliance with the appropriate Depositary procedures, (B) the portion of the principal amount of the Debentures which the Holder will deliver to be repurchased, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000 and (C) that such Debentures shall be repurchased by the Company pursuant to the terms and conditions specified in the Debentures and in this Indenture, together with (ii) such Debentures duly endorsed for transfer (if the Debentures are certificated) or book-entry transfer of such Debentures (if such Debentures are represented by a Global Debenture). The delivery of such Debentures to the Paying Agent with, or at any time after delivery of, the Repurchase Notice (together with all necessary endorsements) at the office of the Paying Agent shall be a condition to the receipt by the Holder of the repurchase price therefor; provided, however, that such repurchase price shall be so paid pursuant to this Section 2.10 only if the Debentures so delivered to the Paying Agent shall conform in all respects to the description thereof in the Repurchase Notice. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Debentures for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

(d) The Company shall repurchase from the Holder thereof, pursuant to this Section 2.10, a portion of a Debenture, if the principal amount of such portion is $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to the repurchase of all of a Debenture also apply to the repurchase of such portion of such Debenture.

(e) The Paying Agent shall promptly notify the Company of the receipt by it of any Repurchase Notice or written notice of withdrawal thereof.

Any repurchase by the Company contemplated pursuant to the provisions of this Section 2.10 shall be consummated by the delivery of the consideration to be received by the Holder promptly following the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer or delivery of the Debentures.

Section 2.11 Company Repurchase Notice. In connection with any repurchase of Debentures upon a Fundamental Change, the Company shall, on or before the fifth calendar day after the occurrence of such Fundamental Change, give notice to holders (with a copy to the Trustee and the Paying Agent) setting forth information specified in this Section 2.11 (the “Company Repurchase Notice”).

Each Company Repurchase Notice shall:

(A) state the Fundamental Change Repurchase Price and the Fundamental Change Repurchase Date to which the Company Repurchase Notice relates;

(B) state the circumstances constituting the Fundamental Change;

(C) state that the Fundamental Change Repurchase Price will be paid in cash;

(D) state that holders must exercise their right to elect repurchase prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date;

(E) include a form of Repurchase Notice;

(F) state the name and address of the Paying Agent;

(G) state that Debentures must be surrendered to the Paying Agent to collect the Fundamental Change Repurchase Price;

(H) state that a Holder may withdraw its Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivering a valid written notice of withdrawal in accordance with Section 2.12;

(I) state the then applicable Conversion Rate, including expected changes in the Conversion Rate resulting from such Fundamental Change transaction and expected changes in the cash, shares or other property deliverable upon conversion of the Debentures as a result of the occurrence of the Fundamental Change;

(J) state that Debentures as to which a Repurchase Notice has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of this Fourth Supplemental Indenture;

(K) state the amount of interest accrued and unpaid per $1,000 principal amount of Debentures to, but excluding, the Fundamental Change Repurchase Date; and

(L) state the CUSIP number of the Debentures.

A Company Repurchase Notice may be given by the Company or, at the Company’s request, the Trustee shall give such Company Repurchase Notice in the Company’s name and at the Company’s expense; provided, however, that the text of the Company Repurchase Notice shall be prepared by the Company.

The Company will, to the extent applicable, comply with the provisions of Rule 13e-4 and Rule 14e-1 (or any successor provision) under the Exchange Act that may be applicable at the time of a Company Repurchase Notice, file the related Schedule TO (or any successor schedule, form or report required in connection with any offer by the Company to repurchase the Debentures) under the Exchange Act and comply with all other federal and state securities laws in connection with any offer by the Company to repurchase of the Debentures.

Section 2.12 Effect of Repurchase Notice; Withdrawal. Upon receipt by the Paying Agent of the Repurchase Notice specified in Section 2.10, the Holder of the Debentures in respect of which such Repurchase Notice was given shall (unless such Repurchase Notice is validly withdrawn in accordance with the following paragraph) thereafter be entitled to receive solely the repurchase price with respect to such Debentures. Such repurchase price shall be paid to such Holder, subject to receipt of funds and/or the Debentures by the Paying Agent, promptly following the later of (x) the Fundamental Change Repurchase Date with respect to such Debentures (provided the Holder has satisfied the conditions in Section 2.10) and (y) the time of book-entry transfer or delivery of such Debentures to the Paying Agent by the Holder thereof in the manner required by Section 2.10. The Debentures in respect of which a Repurchase Notice has been given by the Holder thereof may not be converted pursuant to Article 7 hereof on or after the date of the delivery of such Repurchase Notice unless such Repurchase Notice has first been validly withdrawn.

A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:

(a) the certificate number, if any, of the Debentures in respect of which such notice of withdrawal is being submitted, or the appropriate Depositary information, in accordance with appropriate Depositary procedures, if the Debentures in respect of which such notice of withdrawal is being submitted is represented by a Global Debenture,

(b) the principal amount of the Debentures with respect to which such notice of withdrawal is being submitted, and

(c) the principal amount, if any, of such Debentures which remains subject to the original Repurchase Notice and which has been or will be delivered for repurchase by the Company.

If a Repurchase Notice is properly withdrawn, the Company shall not be obligated to repurchase the Debentures listed in such Repurchase Notice.

Section 2.13 Deposit of Repurchase Price. Prior to 10:00 a.m., New York City Time, on the Business Day immediately following the Fundamental Change Repurchase Date, the Company shall deposit with the Paying Agent or, if the Company is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 2.5 of the Base Indenture, an amount of cash (in immediately available funds if deposited on the Fundamental Change Repurchase Date), sufficient to pay the aggregate repurchase price of all the Debentures or portions thereof that are to be repurchased as of the Fundamental Change Repurchase Date.

If on the Business Day immediately following the Fundamental Change Repurchase Date the Paying Agent holds cash sufficient to pay the repurchase price of the Debentures that holders have elected to require the Company to repurchase in accordance with Section 2.10, then, on the Fundamental Change Repurchase Date, such Debentures shall cease to be outstanding, interest shall cease to accrue and all other rights of the holders of such Debentures shall terminate, other than the right to receive the repurchase price upon delivery or book-entry transfer of the Debentures. This will be the case whether or not book-entry transfer of the Debentures has been made or the Debentures has been delivered to the Paying Agent.

Section 2.14 Debentures Repurchased in Part. Upon presentation of any Debentures repurchased only in part, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Debentures or Debentures, of any authorized denomination, in aggregate principal amount equal to the unrepurchased portion of the Debentures presented.

Section 2.15 Purchase of Debentures in the Open Market. The Company may purchase Debentures in the open market, by tender at any price or pursuant to private agreements.

Section 2.16 Cancellation of Debentures Repurchased. The Company must surrender any Debenture repurchased pursuant to Section 2.10, Section 2.11, Section 2.12, Section 2.13, Section 2.14 and Section 2.15 hereof to the Trustee for cancellation. Any Debentures surrendered to the Trustee for cancellation may not be reissued, resold or converted by the Company and will be canceled promptly in accordance with Section 2.12 of the Base Indenture.

Section 2.17 Sinking Funds. No sinking fund is provided for the Debentures.

Article 3

Covenants

In addition to the covenants set forth in Article 4 of the Base Indenture (except for the covenants set forth in Sections 4.1, 4.2, 4.3 and 4.6 of the Base Indenture, which will not apply with respect to the Debentures authorized and designated under this Fourth Supplemental Indenture), the following covenants shall apply with respect to the Debentures authorized and designated under this Fourth Supplemental Indenture.

Section 3.01 Payment of Debentures. The Company shall promptly pay the principal of and interest on the Debentures on the dates and in the manner provided in the Debentures and in this Fourth Supplemental Indenture. Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Fourth Supplemental Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Debentureholders on that date pursuant to the terms of this Fourth Supplemental Indenture.

The Company shall pay interest on overdue principal at the rate specified therefor in the Debentures, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 3.02 Maintenance of Office or Agency. The Company shall maintain an office or agency, where the Debentures may be surrendered for registration of transfer or exchange or for presentation for payment or for conversion, redemption or repurchase (the “Registrar”). As of the date of this Fourth Supplemental Indenture, such office is located at the office of the Trustee located at Wells Fargo Bank, National Association, Corporate Trust Services, MAC N9311-110, 625 Marquette Avenue, Minneapolis, MN 55479, Attention: Corporate Trust Operations—SunPower Corporation and, at any other time, at such other address as the Trustee may designate from time to time by notice to the Company. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations and surrenders may be made at the Corporate Trust Office.

The Company may also from time to time designate co-registrars and one or more offices or agencies where the Debentures may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

In addition, the Company shall maintain an office or agency in the Borough of Manhattan, The City of New York, where notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served. As of the date of this Fourth Supplemental Indenture, such office is located at the agency for service of process of the Trustee located at Wells Fargo Bank, National Association, Corporate Trust Services, MAC N2666-140, 45 Broadway, 14th Floor, New York, New York 10006 and, at any other time, at such other address as the Trustee may designate from time to time by notice to the Company. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee.

Section 3.03 Notice of Occurrence of Default; Compliance Certificate. Notwithstanding anything in Section 7.5 of the Base Indenture, the following Section 3.03 (and not Section 7.5 of the Base Indenture) shall apply for purposes of this Fourth Supplemental Indenture and the Debentures.

(a) If a Default or Event of Default occurs with respect to the Debentures and if it is known to the Company, the Company shall deliver to the Trustee promptly upon becoming aware of such Default or Event of Default written notice of such Default or Event of Default. Upon such written notice, the Trustee shall deliver within 90 days after such Default or Event of Default is known to a Trust Officer written notice to the Holders of all uncured Defaults known to a Trust Officer. Except in the case of a Default or Event of Default in payment of principal or interest on the Debentures, the Trustee may withhold notice if and so long as its corporate trust committee or committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders.

(b) The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that a review of the Company’s activities during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture and further stating, as to each such Officer signing such certificate, whether to the best of such Officer’s knowledge the Company during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant contained in the Indenture and that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do know of any Default, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.

Section 3.04 Payment of Taxes and Other Claims. The Company shall pay or discharge, or cause to be paid or discharged, before the same may become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon the Company or any Significant Subsidiary or upon the income, profits or property of the Company or any Significant Subsidiary, (ii) all claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon the property of the Company or any Significant Subsidiary and (iii) all stamp taxes and other duties, if any, which may be imposed by the United States or any political subdivision thereof or therein in connection with the issuance, transfer, exchange, conversion, redemption or repurchase of any Debentures or with respect to this Indenture; provided, that, in the case of clauses (i) and (ii), the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (A) if the failure to do so will not, in the aggregate, have a material adverse impact on the Company, or (B) if the amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 3.05 Further Instruments and Acts. The Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of the Indenture.

Section 3.06 SEC Reports. The Company shall, so long as any of the Debentures are outstanding, file any document or report, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, with the Trustee within 15 days after such documents or reports are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by the Company with the SEC via the SEC’s EDGAR system (or any successor thereto) shall be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR. The exclusive remedies for any failure by the Company to file such documents or reports with the Trustee pursuant to this Section 3.06 are set forth in Section 5.07 hereof. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates) and the Trustee shall have no responsibility or liability for the filing, timeliness or accuracy of such reports, information or documents.

Section 3.07 Rule 144A Information Requirement. At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Debentures, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide to the Trustee and shall, upon written request, provide to any Holder, beneficial owner or prospective purchaser of such Debentures the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Debentures pursuant to Rule 144A. The Company shall take such further action as any Holder or beneficial owner of such Debentures may reasonably request to the extent from time to time required to enable such Holder or beneficial owner to sell such Debentures in accordance with Rule 144A. The exclusive remedies for failure to provide such information are set forth in Section 5.07 hereof.

Article 4

Successors

Notwithstanding Article 5 of the Base Indenture, the following Article 4 (and not Article 5 of the Base Indenture) shall apply for purposes of this Fourth Supplemental Indenture and the Debentures.

Section 4.01 When Company May Merge, Etc.. The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge into any other Person or sell, convey, transfer or lease its property and assets substantially as an entirety to another Person unless:

(a) either (i) the Company is the continuing corporation, or (ii) the directly resulting, surviving or transferee Person (if other than the Company) is a corporation or limited liability company organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person assumes, by a supplemental indenture, all of the Company’s obligations under the Debentures and the Indenture;

(b) immediately after giving effect to the transaction described above, no Default or Event of Default, has occurred and is continuing;

(c) if as a result of such transaction, common stock or other securities issued by a third party would be Reference Property and such third party fully and unconditionally assumes or guarantees all obligations of the Company or such surviving Person under the Debentures and the Indenture; and

(d) the Company has, at or prior to the effective date of such consolidation, merger or transfer, delivered to the Trustee the Officers’ Certificate and Opinion of Counsel pursuant to Section 4.03.

Section 4.02 Successor Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease in which the Company is not the continuing corporation and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form and substance to the Trustee, of the due and punctual payment of the principal of, and premium, if any, and interest on all of the Debentures, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or satisfied by the Company, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of this first part, and SunPower Corporation shall be discharged from its obligations under the Debentures and the Indenture. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of SunPower Corporation any or all of the Debentures, issuable hereunder that theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor Person instead of the Company and subject to all the terms, conditions and limitations in the Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Debentures that previously shall have been signed and delivered by the officers of the Company to the Trustee for authentication, and any Debentures that such successor Person thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Debentures so issued shall in all respects have the same legal rank and benefit under the Indenture as the Debentures theretofore or thereafter issued in accordance with the terms of the Indenture as though all of such Debentures had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance, transfer or lease, upon compliance with this Article 4 the Person named as the “Company” in the first paragraph of the Indenture or any successor that shall thereafter have become such in the manner prescribed in this Article 4 may be dissolved, wound up and liquidated at any time thereafter and such Person shall be discharged from its liabilities as obligor and maker of the Debentures and from its obligations under the Indenture.

Section 4.03 Opinion of Counsel to be Given Trustee. Prior to execution of any supplemental indenture pursuant to this Article 4, the Trustee shall receive an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption complies with the provisions of this Article 4.

Article 5

Default and Remedies

Section 5.01 Events of Default.

Notwithstanding Section 6.1 of the Base Indenture, the following Section 5.01 (and Section 6.1 of the Base Indenture shall not apply) shall apply for purposes of this Fourth Supplemental Indenture and the Debentures.

An “Event of Default” shall occur when any of the following occurs (whatever the reason for such Event of Default and whether it shall be occasioned by the provisions of Article 4 hereof or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the Company shall fail to pay any interest on the Debentures when due and such failure continues for a period of 30 calendar days; or

(b) the Company shall fail to pay the principal of the Debentures when due at maturity, or the Company shall fail to pay the repurchase price in respect of any Debentures when due; or

(c) the Company shall fail to deliver cash (including any additional cash payable as the result of a Non-Stock Change of Control) upon the conversion of any Debentures and such failure continues for five calendar days following the scheduled settlement date for such conversion; or

(d) the Company shall fail to provide the notice required in Section 2.10(b) of an anticipated effective date or actual effective date of a Fundamental Change for a period of five Business Days after such notice was required to be delivered; or

(e) the Company fails to perform or observe any other term, covenant or agreement contained in the Debentures, this Fourth Supplemental Indenture or the Base Indenture and the failure continues for a period of 60 calendar days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the then-outstanding Debentures; provided, however, this Section 5.01(e) shall not apply to any failure by the Company to satisfy its obligations set forth in Section 3.06 or Section 3.07; or

(f) the Company fails to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any Debt for borrowed money in excess of $50,000,000 of the Company or any Significant Subsidiary of the Company, unless such Debt is discharged or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure or default to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of the then-outstanding Debentures; or

(g) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Custodian of it or for any substantial part of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) takes any comparable action under any foreign laws relating to insolvency; or

(h) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and, in each case, the order or decree remains unstayed and in effect for 60 days.

The term “Significant Subsidiary” shall have the meaning assigned thereto by Rule 1-02(w) of Regulation S-X. The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

Section 5.02 Acceleration of Maturity; Rescission and Annulment. Notwithstanding Section 6.2 of the Base Indenture, this Section 5.02 (and not Section 6.2 of the Base Indenture) shall apply for purposes of this Fourth Supplemental Indenture and the Debentures.

If an Event of Default with respect to outstanding Debentures (other than an Event of Default specified in Section 5.01(g) or 5.01(h) hereof) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Debentures, by written notice to the Company and the Trustee, may declare due and payable 100% of the principal amount of all outstanding Debentures plus any accrued and unpaid interest to the date of payment. Upon a declaration of acceleration, such principal and accrued and unpaid interest to the date of payment shall be immediately due and payable.

If an Event of Default specified in Section 5.01(g) or 5.01(h) hereof occurs and continues with respect to the Company or any Significant Subsidiary, all unpaid principal of and accrued and unpaid interest on the outstanding Debentures shall become and be immediately due and payable, without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in aggregate principal amount of the outstanding Debentures by written notice to the Trustee may rescind and annul an acceleration and its consequences if prior to the Trustee obtaining a judgment or decree for payment of the money due:

(A) the Company has paid (or deposited with the Trustee a sum sufficient to pay) (i) all overdue interest on all Debentures; (ii) the principal amount of any Debentures that has become due otherwise than by such declaration of acceleration; (iii) to the extent that payment of such interest is lawful, interest upon overdue interest; and (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(B) all Events of Default, other than the nonpayment of principal or accrued and unpaid interest on the Debentures which has become due solely because of the acceleration, have been cured or waived,

provided, however, that in the event such declaration of acceleration has been made based on the existence of an Event of Default under Section 5.01(f) hereof and such Event of Default has been remedied, cured or waived in accordance with Section 5.01(f) hereof, then, without any further action by the Holders, such declaration of acceleration shall be rescinded automatically and the consequences of such declaration shall be annulled. No such rescission or annulment shall affect any subsequent Default or impair any right consequent thereon.

Section 5.03 Waiver of Past Defaults. Notwithstanding Section 6.13 of the Base Indenture, this Section 5.03 (and not 6.13 of the Base Indenture) shall apply for purposes of this Fourth Supplemental Indenture and the Debentures. The Holders, either (a) through the written consent of not less than a majority in aggregate principal amount of the outstanding Debentures or (b) by the adoption of a resolution, at a meeting of Holders of the outstanding Debentures at which a quorum is present, by the Holders of at least a majority in aggregate principal amount of the outstanding Debentures, may, on behalf of the Holders of all of the Debentures, waive an existing Default or Event of Default, except a Default or Event of Default:

(A) in the payment of the principal of or interest (including Additional Interest, if any) on any Debenture;

(B) in respect of the right to convert any Debenture in accordance with Article 7;

(C) in the payment of the Fundamental Change Repurchase Price on the Fundamental Repurchase Date in connection with the repurchase right under Section 2.10 hereof; or

(D) in respect of a covenant or provision hereof which, under Section 6.02 hereof, cannot be modified or amended without the consent of the Holder of each outstanding Debenture affected thereby.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; provided, however, that no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 5.04 Limitation on Suits. Notwithstanding Section 6.7 of the Base Indenture, this Section 5.04 (and not Section 6.7 of the Base Indenture) shall apply for purposes of this Fourth Supplemental Indenture and the Debentures.

Except to enforce the right to receive payment of principal or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Debentures unless:

(a) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(b) the Holders of at least 25% in aggregate principal amount of the outstanding Debentures make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer to the Trustee security or indemnity reasonably satisfactory to the Trustee against any cost, liability or expense;

(d) the Trustee does not comply with the request within 60 calendar days after receipt of the request and the offer of indemnity; and

(e) the Holders of a majority in principal amount of the Debentures do not give the Trustee a direction inconsistent with the request during such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 5.05 Unconditional Rights of Holders to Receive Payment and to Convert. In addition to the other rights and remedies set forth in this Article 5 and in Article 6 of the Base Indenture (to the extent applicable to the Debentures), notwithstanding any other provision in this Fourth Supplemental Indenture, the Holder of any Debenture shall have the right, which is absolute and unconditional and shall not be impaired or affected without the consent of such Holder, to receive payment of the principal amount, Fundamental Change Repurchase Price, interest or make-whole premium, if any, in respect of the Debentures held by such Holder, on or after the respective due dates expressed in the Debentures and this Fourth Supplemental Indenture, and to convert such Debenture in accordance with Article 7 hereof, and to bring suit for the enforcement of any such payment on or after such respective due dates or for the right to convert in accordance with Article 7 hereof.

Section 5.06 Additional Interest.

(a) If, at any time, the Company fails to file any report that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than reports on Form 8-K) and the Company does not cure such failure to file within 14 calendar days after the last deadline for filing such report under Rule 12b-25 under the Exchange Act, the Company shall pay Additional Interest on the Debentures from and including the due date of the report the Company failed to file to and including the date on which the Company files such reports.

(b) The Company shall also pay Additional Interest on the Debentures if the Debentures, if any, do not become Freely Tradeable within one calendar week after the Free Trade Date, or the next succeeding Business Day if such date is not a Business Day, from and including the Free Trade Date until the date on which the Debentures become Freely Tradeable.

(c) Additional Interest payable pursuant to Section 5.06(a) and Section 5.06(b) shall accrue at a rate of 0.50% per annum.

(d) Accrued Additional Interest shall be payable on the same dates in the same manner as interest is paid of the Debentures pursuant to Section 2.03 of this Fourth Supplemental Indenture. Subject to Section 5.06(e), the accrual of Additional Interest shall fulfill all of the Company’s obligations to Holders of Debentures for the failure of the Debentures to be Freely Tradeable.

(e) If the Company is required to pay Additional Interest pursuant to Section 5.06(b), the Company may elect to designate an effective registration statement for the resale of the Debentures. Notwithstanding Section 5.06(b), for each day on which such shelf registration statement remains effective and usable by Holders for the resale of the Debentures, Additional Interest shall not accrue and the Company shall have no obligation to Holders for failing to make the Debentures Freely Tradeable during such time period. Any such registration shall be effected on terms customary for the resale of debentures generally offered in reliance upon Rule

144A. After the Company has made such a registration statement available for a period of two years, the Company’s obligation to pay Additional Interest under this Section 5.06 as a result of the failure of the Debentures to become Freely Tradeable by the Free Trade Date, pursuant to Section 5.06(b), shall terminate.

Section 5.07 Failure to Comply with Reporting Covenants.

(a) The sole remedy to Holders for the Company’s failure to comply with the reporting obligations pursuant to Section 3.06 or Section 3.07 hereof (the “Reporting Obligations”), shall, for the first 365 days after the occurrence of such failure, consist of the right to receive additional interest (“Additional Interest”) on the Debentures at an annual rate equal to 0.50% of the principal amount of the Debentures. Additional Interest shall be paid semiannually in arrears, with the first semi-annual payment due on the first Interest Payment Date following the date on which the Additional Interest began to accrue on any Debentures. Additional Interest shall accrue on all outstanding Debentures from and including the date on which a failure by the Company to comply with its Reporting Obligations first occurs to, but not including, the 365th day thereafter (or such earlier date on which such failure to comply shall have been cured or waived). On such 365th day (or earlier, if the failure to comply with its Reporting Obligations is cured or waived prior to such 365th day), such Additional Interest shall cease to accrue and, if the failure relating to reporting obligations has not been cured or waived prior to such 365th day, the Debentures will be subject to a Fundamental Change under Section 2.10. Filing of a report shall constitute a cure of any failure to file or deliver such report on a timely basis. In the event the Company does not elect to pay Additional Interest upon a failure to comply with its Reporting Obligations in accordance with this Section 5.07, the Debentures will be subject to acceleration as provided in Section 5.02.

(b) If the Company elects to pay Additional Interest in connection with a failure to comply with its Reporting Obligations, the Company shall notify all Holders and the Trustee and Paying Agent of such election on or before the close of business on the date two Business Days after the date upon which such failure first occurs. For the avoidance of doubt, the maximum amount of Additional Interest to be paid under this Section 5.07 for any reason is 0.50% and shall constitute the sole remedy for all the obligations to pay Additional Interest.

Article 6

Amendments; Supplements and Waivers

Section 6.01 Without Consent of Holders.

In addition to the provisions of Section 9.1 of the Base Indenture, the Company and the Trustee may also amend or supplement this Fourth Supplemental Indenture or the Debentures without notice to or consent of any Holder of a Debenture for any of the following purposes:

(a) to provide for conversion rights of Holders of the Debentures and the Company’s repurchase obligations in connection with a Fundamental Change in the event of any reclassification of the Class A Common Stock, merger or consolidation, or sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entirety;

(b) to secure the Debentures;

(c) to provide for the assumption of the Company’s obligations to the Holders of the Debentures in the event of a merger or consolidation, or sale, conveyance, transfer or lease of the Company or its property or assets substantially as an entirety;

(d) to surrender any right or power herein conferred upon the Company;

(e) to add to the covenants of the Company for the benefit of the Debentureholders;

(f) upon receipt of an Officers’ Certificate stating that any text to be conformed or corrected constitutes an unintended conflict with the Base Indenture or Fourth Supplemental Indenture, to cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the Base Indenture or this

Fourth Supplemental Indenture or the Debentures; provided, that such modification or amendment does not adversely affect the interests of the Debentureholders in any material respect; provided, further, that any amendment made solely to conform the provisions of the Base Indenture or this Fourth Supplemental Indenture or the Debentures to the description of the debentures contained in the Offering Memorandum shall not be deemed to adversely affect the interests of the Debentureholders;

(g) to make any provision with respect to matters or questions arising under the Base Indenture or this Fourth Supplemental Indenture or the Debentures that the Company may deem necessary or desirable and that shall not be inconsistent with provisions of the Base Indenture or this Fourth Supplemental Indenture or the Debentures; provided, that such change or modification does not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Debentureholders in any material respect;

(h) to increase the Conversion Rate;

(i) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Base Indenture or this Fourth Supplemental Indenture under the TIA;

(j) to add guarantees of obligations under the Debentures; or

(k) to provide for a successor trustee.

Section 6.02 With Consent of Holders.

Notwithstanding Section 9.2 of the Base Indenture, this Section 6.02 (and not Section 9.2 of the Base Indenture) shall apply for purposes of this Fourth Supplemental Indenture and the Debentures.

Except as provided below in this Section 6.02, this Fourth Supplemental Indenture, the Base Indenture or the Debentures may be amended or supplemented, and noncompliance by the Company in any particular instance with any provision of the Indenture or the Debentures may be waived, in each case (i) with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Debentures or (ii) by the adoption of a resolution, at a meeting of Holders of the Debentures outstanding at which a quorum is present, by the Holders of a majority in aggregate principal amount of the outstanding Debentures.

Without the written consent or the affirmative vote of each Holder of Debentures affected, an amendment or waiver under this Section 6.02 may not:

(a) extend the maturity of any Debentures;

(b) reduce the rate or extend the time for payment of interest on any Debentures;

(c) reduce the principal amount of any Debentures;

(d) reduce any amount payable repurchase of any Debentures in accordance with Article 2;

(e) impair the right of a Holder to institute suit for payment of any Debentures;

(f) change the currency in which any principal of, or interest on, the Debentures is payable;

(g) change the redemption provisions in a manner adverse to the Holders;

(h) change the Company’s obligation to repurchase any Debentures at the option of the Holder in a manner adverse to the Holders except as provided in Section 6.01(a);

(i) change the Company’s obligation to repurchase any Debentures upon a Fundamental Change in a manner adverse to the Holders after the occurrence of a Fundamental Change;

(j) affect the right of a Holder to convert any Debentures into cash receivable upon conversion pursuant to Article 7 hereof;

(k) change the Company’s obligation to maintain an agency for service of process in New York City;

(l) modify this paragraph or Section 5.03 hereof; or

(m) reduce the percentage of the Debentures required for consent to any modification of the Base Indenture or this Fourth Supplemental Indenture that does not require the consent of each affected Holder.

It shall not be necessary for any act of Holders of Debentures under this Section 6.02 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

After an amendment, supplement or waiver under this Section 6.02 becomes effective, the Company shall promptly deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Article 7

Conversion of Debentures

Section 7.01 General Right to Cash Convert. Subject to and upon compliance with the provisions of this Fourth Supplemental Indenture, as permitted under Section 7.02, Section 7.03, Section 7.04 and Section 7.05 and prior to the close of business on the second Scheduled Trading Day preceding the Maturity Date, the Holder of any outstanding Debentures shall have the right, at such Holder’s option, to convert the principal amount of the Debentures held by such Holder, or any portion of such principal amount which is an integral multiple of $1,000, into cash based on the Initial Conversion Price (equivalent to the Initial Conversion Rate of approximately 44.3853 shares of Class A Common Stock per $1,000 principal amount of Debentures), subject to adjustment as provided in this Article 7 (the “Cash Conversion Obligation”), by surrender of the Debentures so to be converted, together with any required funds, under the circumstances described in this Section 7.01 and in the manner provided in Section 7.06 hereof.

(a) Debentures in respect of which a Holder has delivered a Repurchase Notice exercising such Holder’s right to require the Company to repurchase such Debentures pursuant to Section 2.10 hereof may be converted only if such Repurchase Notice is withdrawn in accordance with Section 2.12 hereof prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date.

(b) A Holder of Debentures is not entitled to any rights of a holder of Class A Common Stock.

Section 7.02 Cash Conversion Upon Satisfaction of Market Price Condition. (a) Prior to December 15, 2014, Holders may surrender Debentures for conversion into cash during any Fiscal Quarter commencing after December 31, 2010 (and only during such Fiscal Quarter), if the Volume Weighted Average Price of the Class A Common Stock, for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which the conversion occurs, is more than 130% of the Conversion Price of the Debenture in effect on that last Trading Day of the Fiscal Quarter. Holders may surrender Debentures for conversion into cash at any time on or after December 15, 2014.

(b) The Trustee shall monitor, at the expense of the Company, the satisfaction of the market price condition described in Section 7.02(a) above and inform the Company during any period in which the Debentures are convertible pursuant to Section 7.02(a). If a Holder requests a determination of whether the market price condition has been satisfied, the Company will instruct the Trustee in writing to determine whether the market price condition has been satisfied and to inform such Holder.

Section 7.03 Cash Conversion Upon Specified Corporate Transactions. Holders shall have the right to convert their Debentures into cash during the specified period of time described below if the Company:

(a) distributes to all or substantially all holders of Class A Common Stock rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period of 45 calendar days or less, shares of Class A Common Stock at a price less than the average of the Volume Weighted Average Prices for the ten Trading Days preceding the declaration date for such distribution; or

(b) distributes to all or substantially all holders of Class A Common Stock cash or other assets, debt securities or rights to purchase the Company’s securities (other than pursuant to a rights plan), which distribution has a per share value exceeding 10% of the average of the Volume Weighted Average Prices of the Class A Common Stock for the ten Trading Days preceding the declaration date for such distribution.

The Company shall notify the Holders and the Trustee in writing at least 20 calendar days prior to the Ex-Dividend Date for a distribution pursuant to this Section 7.03. Once the Company has given such notice, Holders may surrender their Debentures for conversion at any time until 5:00 p.m., New York City time, on the Business Day preceding the earlier to occur of the Ex-Dividend Date and any announcement by the Company that such distribution shall not take place. A Holder may not convert any of its Debentures pursuant to this Section 7.03, if such Holder would otherwise participate in the distribution without conversion as a result of holding the Debentures within 20 Trading Days after the last date upon which such distribution is made to holders of Class A Common Stock, and on substantially the same terms as a holder of Class A Common Stock.

Holders shall also have the right to convert their Debentures if the Company is a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of its property and assets that does not constitute a Fundamental Change, in each case pursuant to which the Class A Common Stock would be converted into cash, securities and/or other property, other than in a transaction covered by the exceptions in clause (d)(i) or in clause (d)(ii) of the definition of “Fundamental Change.” In such event, Holders shall have the right to convert their Debentures into cash at any time beginning 15 calendar days prior to the date announced by the Company as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. The Company shall notify the Holders and the Trustee in writing at least 20 calendar days prior to the anticipated effective date of any such event.

Section 7.04 Cash Conversion Upon a Fundamental Change. If a Fundamental Change occurs, Holders shall have the right to convert their Debentures into cash at any time beginning on the Business Day following the effective date of the Fundamental Change until 5:00 p.m., New York City time, on the second Business Day preceding the Fundamental Change Repurchase Date relating to such Fundamental Change. The Company shall notify the Holders and the Trustee in writing of the anticipated effective date of any Fundamental Change at least 10 calendar days prior to such date, to the extent the Company has the knowledge to do so.

Section 7.05 Cash Conversion Upon Satisfaction of Trading Price Condition.

(a) Holders may surrender Debentures for conversion into cash on any date beginning after December 31, 2010 during the five Business-Day period following any five consecutive Trading-Day period in which the Trading Price per $1,000 principal amount of Debentures, as determined following a request by a Holder of Debentures in accordance with the procedures described in Section 7.05(b) and the definition of “Trading Price” set forth in this Indenture, for each Trading Day of such five Trading-Day period was less than 98% of the product of the Volume Weighted Average Price of the Class A Common Stock for each day during such five Trading Day period and the then current Conversion Rate.

(b) The Trustee shall determine the Trading Price of the Debentures upon the written request of the Company. The Company shall have no obligation to make that request unless a Holder of Debentures requests that the Company do so. If a Holder provides such request, the Company will instruct the Trustee in writing to determine the Trading Price of the Debentures for each Trading Day until the Trading Price per $1,000 principal amount of Debentures is equal to or greater than 98% of the product of the Volume Weighted Average Price of the Class A Common Stock on such Trading Day and the then-current Conversion Rate.

Section 7.06 Cash Conversion Procedures; Settlement Upon Conversion; No Adjustment for Interest or Dividends.

(a) In order to exercise the cash conversion right with respect to any Debentures in certificated form, a Holder must (A) complete and manually sign an irrevocable notice of cash conversion in the form entitled “Form of Cash Conversion Notice” attached to the reverse of such certificated Debenture (or a facsimile thereof) (a “Cash Conversion Notice”); (B) deliver such Cash Conversion Notice and certificated Debenture to the Conversion Agent at the office of the Conversion Agent; (C) if required, furnish endorsements and transfer documents as may be required by the Conversion Agent; (D) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled and (E) if required, pay all transfer or similar taxes or duties. Once delivered, a Cash Conversion Notice is irrevocable.

(b) In order to exercise the cash conversion right with respect to any interest in a Global Debenture, the Holder must complete, or cause to be completed, the appropriate instruction form for conversion pursuant to the Depositary’s book-entry conversion program; deliver, or cause to be delivered, by book-entry delivery an interest in such Global Debenture, if required; furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or Conversion Agent; pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled, if required; and pay the funds, if any, required by this Section 7.06 and any transfer or similar taxes or duties, if required.

(c) Upon cash conversion, the Company will deliver to Holders in respect of each $1,000 principal amount of Debentures being cash converted an amount of cash (the “Settlement Amount”) equal to the sum of the Daily Settlement Amounts for the 30 consecutive Trading Days during the Settlement Averaging Period for such Debenture.

(d) Except as described under Section 7.07 below, the Company shall pay the Settlement Amount to a Holder converting its Debenture on the third Business Day immediately following the last Trading Day of the Settlement Averaging Period for such Debenture.

(e) In case any Debentures of a denomination greater than $1,000 shall be surrendered for partial conversion, and subject to Section 2.03 hereof, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of the Debentures so surrendered, without charge to the Holder, a new Debenture or Debentures in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Debentures.

(f) Each conversion shall be deemed to have been effected as to any such Debentures (or portion thereof) on the date on which the requirements set forth above in this Section 7.06 have been satisfied as to such Debentures (or portion thereof) (the “Conversion Date”) and such Debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

(g) Any Debenture or portion thereof surrendered for conversion during the period from 5:00 p.m., New York City time, on the Record Date for an Interest Payment to 5:00 p.m., New York City time, on the applicable Interest Payment Date, shall be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount be converted; provided that no such payment except no such payment shall be required in connection with conversions of Debentures following the Record Date immediately preceding the Maturity Date, (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date, or (3) to the extent of any overdue interest, if any, that exists at the time of conversion with respect to such Debentures. Except as provided above in this Section 7.06 and below in Section 7.08, no separate cash payment or other adjustment shall be made for interest accrued and unpaid on any Debenture converted or for dividends on any shares of Class A Common Stock.

(h) Upon the conversion of an interest in a Global Debenture, the Trustee (or other Conversion Agent appointed by the Company), or the custodian for the Global Debenture at the direction of the Trustee (or other Conversion Agent appointed by the Company), shall make a notation on such Global Debenture as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversions of Debentures effected through any Conversion Agent other than the Trustee.

(i) Upon the conversion of any Debentures, the accrued but unpaid interest, if any, attributable to the period from the Issue Date of the Debentures to, but not including, the Conversion Date, with respect to the converted Debentures, shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof.

Section 7.07 Adjustment to Conversion Rate Upon a Non-Stock Change of Control.

(a) Each $1,000 principal amount of the Debentures, when convertible, shall be convertible into the number of shares of Class A Common Stock based upon the Conversion Rate which is specified in the form of Debenture attached as Exhibit A hereto, subject to adjustment as provided in this Section 7.07 and Section 7.08 hereof.

(b) Prior to the Maturity Date, if and only to the extent a Holder elects to convert Debentures in connection with a Non-Stock Change of Control at any time beginning on the Business Day following the date on which such Non-Stock Change of Control becomes effective (the “Effective Date”) but before 5:00 p.m., New York City time, on the Business Day immediately preceding the related Fundamental Change Repurchase Date, the Company shall increase the Conversion Rate applicable to such converted Debentures by a number of additional shares of Class A Common Stock (the “Additional Shares”) as set forth below. A conversion of Debentures shall be deemed to be “in connection with” a Non-Stock Change of Control if the Cash Conversion Notice is received by the Conversion Agent during the period specified in the previous sentence. The number of Additional Shares shall be determined by reference to the table below, based on the Effective Date and the price (the “Stock Price”) paid per share for the Class A Common Stock in the Non-Stock Change of Control. If holders of Class A Common Stock receive only cash in the Non-Stock Change of Control, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the Volume Weighted Average Price of the Class A Common Stock on the five Trading Days prior to, but not including, the Effective Date of such Non-Stock Change of Control.

The numbers of Additional Shares of Class A Common Stock set forth listed in the table below shall be adjusted as of any date on which the Conversion Rate is adjusted in the same manner in which the Conversion Rate is adjusted. The Stock Prices set forth in the table below shall be adjusted, as of any date on which the Conversion Rate is adjusted, to equal the Stock Price applicable immediately prior to such adjustment multiplied by a fraction, of which

(A) the numerator shall be the Conversion Rate immediately prior to the adjustment and

(B) the denominator shall be the Conversion Rate as so adjusted.

The following table sets forth the Stock Price and number of Additional Shares by which the Conversion Rate shall be adjusted:

	Stock Price
Effective Date	$18.02	$20	$21	$22	$23	$24	$25	$30	$35	$40	$45	$50	$60	$70
April 1, 2010	11.10	8.83	7.89	7.06	6.33	5.69	5.12	3.05	1.82	1.06	0.58	0.28	0.01	0.01
March 15, 2011	11.10	9.16	8.14	7.25	6.47	5.79	5.18	3.02	1.76	1.00	0.53	0.24	0.01	0.00
March 15, 2012	11.10	9.38	8.27	7.31	6.47	5.73	5.09	2.85	1.60	0.87	0.43	0.18	0.00	0.00
March 15, 2013	11.10	9.23	8.01	6.96	6.06	5.29	4.62	2.37	1.21	0.59	0.24	0.07	0.00	0.00
March 15, 2014	11.10	8.17	6.81	5.67	4.72	3.93	3.27	1.29	0.48	0.14	0.02	0.00	0.00	0.00
March 15, 2015	11.10	5.61	3.23	1.06	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

If the exact Stock Price and Effective Date are not set forth on the table above and the Stock Price is:

(i) between two Stock Prices on the table or the Effective Date is between two days on the table, the number of Additional Shares shall be determined by the Trustee by straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price and the two Effective Dates, as applicable, based on a 360-day year;

(ii) in excess of $70.00 per share (subject to adjustment), no Additional Shares shall be added to the Conversation Rate; or

(iii) less than $18.02 per share (subject to adjustment), no Additional Shares shall be added to the Conversation Rate.

Cash deliverable pursuant to this Section 7.07(b) shall be delivered on the settlement date applicable to the relevant conversion.

The Company shall provide written notice to all Holders and to the Trustee as soon as practicable and if possible at least 20 calendar days prior to the anticipated Effective Date of a Non-Stock Change of Control. The Company must also provide written notice to all Holders and to the Trustee upon the effectiveness of such Non-Stock Change of Control.

Section 7.08 Conversion Price Adjustments. The Conversion Price shall be adjusted from time to time as follows:

(a) In case (i) the Company shall, at any time or from time to time while any of the Debentures are outstanding, pay a dividend in shares of Class A Common Stock or make a distribution in shares of Class A Common Stock on all or substantially all of its shares of the Class A Common Stock or (ii) the outstanding shares of Class A Common Stock shall be subdivided into a greater number of shares of Class A Common Stock or combined into a smaller number of shares of Class A Common Stock, the Conversion Price shall be adjusted based on the following formula:

CP = CP0 ×	OS0
OS

where,

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be;

CP = the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be;

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Common Stock, as the case may be; and

OS = the number of shares of Class A Common Stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination of Common Stock, as the case may be.

Any adjustment made under this Section 7.08(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such share split or share combination. In the event that any dividend, distribution, subdivision or combination of the type described in this Section 7.08(a) is declared or announced but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or make such subdivision or combination, to the Conversion Price that would then be in effect if such dividend, distribution, subdivision or combination has not been declared or announced. For the purpose of this Section 7.08(a), the number of shares of Class A Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company shall not pay any dividend or make any distribution on shares of Class A Common Stock held in the treasury of the Company.

(b) In case the Company shall issue to all or substantially all holders of Class A Common Stock any rights (or, in the case of rights issued under a shareholder rights plan, such rights separate from the Class A Common Stock), options or warrants entitling them for a period of not more than 45 calendar days from the record date for such distribution to subscribe for or purchase shares of Class A Common Stock (or securities convertible into Class A Common Stock), at a price per share (or a conversion price per share) less than the Volume Weighted Average Price of the Class A Common Stock for the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution (excluding (i) dividends or distributions (including subdivision of Common Stock) and rights, options or warrants referred to in Section 7.08(a) above; (ii) Spin-Offs referred to below in Section 7.08(c); and (iii) distributions of rights to all or substantially all holders of Class A Common Stock pursuant to the adoption of a shareholders rights plan unless such rights have separated in which case the separation date shall be treated as the distribution date for purposes of this adjustment), the Conversion Price shall be decreased based on the following formula (provided that the Conversion Price shall be readjusted to the extent that such rights, options or warrants are not exercised prior to their expiration or are not distributed):

CP = CP0 ×	OS0 + Y
OS0 + X

where,

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CP = the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;

X = the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Volume Weighted Average Price of Class A Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

For purposes of this Section 7.08(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than the Volume Weighted Average Price of such shares of Class A Common Stock, for each Trading Day in the applicable 10 consecutive Trading-Day period, there shall be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined by the Board of Directors or a committee thereof.

Any decrease made under this Section 7.08(b) shall be effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent such rights, options or warrants are not exercised prior to their expiration or termination, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the decrease with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of Class A Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such Ex-Dividend Date for such dividend had not occurred.

(c) In the case the Company shall, by dividend or otherwise, distribute to all or substantially all holders of any class of Class A Common Stock shares of any class of Capital Stock of the Company or evidences of its Debt or assets or property of the Company (excluding (i) dividends or distributions (including subdivision of Common Stock) and rights, options or warrants referred to in Section 7.08(a) or Section 7.08(b) above; (ii) dividends or distributions paid exclusively in cash referred to in Section 7.08(e) below; (iii) spin-offs referred to further below in this Section 7.08(c); (iii) Spin-Offs referred to further below in this Section 7.08(c); and (iv) distributions of rights to all or substantially all holders of Class A Common Stock pursuant to the adoption of a shareholder rights plan), then the Conversion Price shall be decreased based on the following formula:

CP = CP0 ×	SP0 – FMV
SP0

where,

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CP = the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

SP0 = the Volume Weighted Average Price of Class A Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV = the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of Debt, assets or property distributed with respect to each outstanding share of Class A Common Stock as of the open of business on the Ex-Dividend Date for such distribution.

If the “FMV” (as defined above) is equal to or greater than the Volume Weighted Average Price of Class A Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution, in lieu of the foregoing adjustment, adequate provisions shall be made so that each Holder of a Debenture shall have the right to receive on conversion in respect of each Debenture held by such Holder, in addition to the Settlement Amount to which such Holder is entitled to receive, the amount and kind of securities and assets such Holder would have received had such Holder already owned a number of shares of

Common Stock equal to the Conversion Rate immediately prior to the record date for the distribution of the securities or assets. Any decrease made under the first paragraph of this Section 7.08(c) will become effective immediately after the open of business on the Ex-Dividend Date of such distribution. If such distribution is not so paid or made, or if any rights, options or warrants are not exercised before their expiration date, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such dividend or distribution had not been made.

In the event any adjustment is made pursuant to this Section 7.08(c) for a payment of a dividend or other distribution on Class A Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary (a “Spin-Off”), the Conversion Price shall be decreased based on the following formula:

CP = CP0 ×	MP0
FMV + MP0

where,

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-Off;

CP = the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for the Spin-Off;

FMV = the volume weighted average price of the capital stock or similar equity interests distributed to holders of Class A Common Stock applicable to one share of Class A Common Stock over the first 10 consecutive Trading-Day period immediately following, and including, the Ex-Dividend Date for the Spin-Off (such period, the “Spin-Off Valuation Period”); and

MP0 = the Volume Weighted Average Price of Class A Common Stock over the Spin-Off Valuation Period.

The adjustment to the Conversion Price under the preceding paragraph of this Section 7.08(c) shall be made immediately after the open of business on the day after the last day of the Spin-Off Valuation Period, but shall be given effect as of the open of business on the Ex-Dividend Date for the Spin-Off. If the Ex-Dividend Date for the Spin-Off is less than 10 Trading Days prior to, and including, the end of the Settlement Averaging Period in respect of any conversion, references within this Section 7.08(c) to 10 Trading Days shall be deemed replaced, for purposes of calculating the affected daily Conversion Prices in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such settlement averaging period. For purposes of determining the Conversion Price, in respect of any conversion during the 10 Trading Days commencing on the Ex-Dividend Date for any Spin-Off, references within the portion of this Section 7.08(c) related to “Spin-Offs” to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for such Spin-Off to, but excluding, the relevant Conversion Date.

(d) In case the Company shall make or pay any cash dividend or distribution to all, or substantially all, holders of any class of Common Stock (other than distributions referred to in Section 7.08(e)), the Conversion Price shall be decreased based on the following formula:

CP = CP0 ×	SP0 – C
SP0

where,

CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CP = the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

SP0 = the average of the Volume Weighted Average Prices of Class A Common Stock over the 10 consecutive Trading-Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

C = the amount in cash per share the Company pays or distributes to holders of Class A Common Stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined in this Section 7.08(d), in lieu of the foregoing clause, each Holder shall receive, for each $1,000 principal amount of Debentures, at the same time and upon the same terms as holders of shares of Class A Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Class A Common Stock equal to the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such cash dividend or distribution.

The adjustment to the Conversion Price under this Section 7.08(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. In the event any dividend or distribution described in this Section 7.08(d) is declared but not so paid or made, or is reduced, the new Conversion Price shall be readjusted to the Conversion Price that would then be in effect if such dividend or distribution had not been declared, or had been declared as so reduced.

(e) In case a tender or exchange offer made by the Company or any Subsidiary for all or any portion of the Class A Common Stock shall expire and such tender or exchange offer (as amended upon the expiration thereof) shall require the payment to stockholders of consideration per share of Class A Common Stock in excess of the volume weighted price of Class A Common Stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), the Conversion Price shall be decreased based on the following formula:

CP = CP0 ×	OS0 × SP
AC + (OS × SP)

where,

CP0 = the Conversion Price in effect immediately prior to the open of business on the Trading Day next succeeding the Expiration Date;

CP = the Conversion Price in effect immediately after the open of business on the Trading Day next succeeding the Expiration Date;

AC = the aggregate value of all cash and any other consideration (as determined by the Company’s Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS = the number of shares of Class A Common Stock outstanding immediately after the Expiration Time (after giving effect to such tender offer or exchange offer); and

SP = the average of the Volume Weighted Average Prices of Class A Common Stock over the 10 consecutive Trading-Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Price under the preceding paragraph of this Section 7.08(e) shall be given effect at the open of business on the Trading Day next succeeding the Expiration Date. If the Trading Day next succeeding the Expiration Date is less than 10 Trading Days prior to, and including, the end of the Settlement Averaging Period in respect of any conversion, references within this Section 7.08(e) to 10 Trading Days shall be deemed replaced, for purposes of calculating the affected daily Conversion Prices in respect of that conversion, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, and including, the last Trading Day of such Settlement Averaging Period. For purposes of determining the Conversion Price, in respect of any conversion during the 10 Trading Days commencing on the Trading Day next succeeding the Expiration Date, references within this Section 7.08(e) to 10 Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the Expiration Date to, but excluding, the relevant Conversion Date.

(f) The Company, in its sole discretion, may make such reductions in the Conversion Price as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Class A Common Stock or rights to purchase shares of Class A Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or any event treated as such for income tax purposes.

To the extent permitted by applicable law, the Company from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 Business Days, the decrease is irrevocable during the period and the Board of Directors shall have made a determination that such decrease would be in the best interest of the Company, which determination shall be conclusive. Whenever the Conversion Price is decreased pursuant to the preceding sentence, the Company shall deliver to Holders of record of the Debentures and the Trustee a notice of the decrease, which notice shall be given at least 15 days prior to the effectiveness of any such decrease, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

The Company shall not take any action that would result in adjustment of the Conversion Price, pursuant to the provisions of this Section 7.08(f), in such a manner as to result in the reduction of the Conversion Price to less than the par value per share of Class A Common Stock.

(g) The Conversion Price shall not be adjusted:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Class A Common Stock under any such plan;

(B) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause (B) and outstanding as of the date the Debentures were first issued; or

(D) for accrued and unpaid interest, if any.

(h) Notwithstanding anything in this Section 7.08 to the contrary, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such Conversion Price; provided, however, that any adjustments that by reason of this Section 7.08(h) are not required to be made shall be carried forward and the Company shall make such carry forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (x) upon any conversion of Debentures, (ii) upon any required purchases of the Debentures in connection with a Fundamental Change, and (iii) on each of the 32 Scheduled Trading Days immediately preceding the Maturity Date, as necessary. All calculations under this Article 7 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000) of a dollar.

(i) Except as set forth in this Section 7.08, the Company shall not adjust the Conversion Price.

(j) Notwithstanding anything to the contrary herein, no adjustment to the Conversion Price need be made for a given transaction (other than a share split or share combination) if Holders of the Debentures participate on the same terms and otherwise on the same basis as holders of Class A Common Stock holding a number of shares equal to the then-current Conversion Rate.

(k) The Company shall not take any action that would result in an adjustment pursuant to the provisions described in this Section 7.08 without complying with NASDAQ Market Rule 5635 (which requires stockholder approval of certain issuances of stock), or any similar rule of any other stock exchange on which the Class A Common Stock may be listed, if applicable.

(l) Whenever the Conversion Price is adjusted as herein provided, the Company shall issue a press release through Business Wire or another widely accepted business wire service containing the relevant information and make this information available on the Company’s website or through another public medium as the Company may use at that time. In addition, the Company shall promptly file with the Trustee and any conversion agent other than the Trustee an Officers’ Certificate setting forth the Conversion Price, detailing the calculation of the Conversion Price and describing the facts upon which the adjustment is based. Unless and until a Trust Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Price and may assume that the last Conversion Price of which it has actual knowledge is still in effect.

(m) For purposes of this Section 7.08, the number of shares of Class A Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Class A Common Stock. The Company will not pay any dividend or make any distribution on shares of Class A Common Stock held in the treasury of the Company.

(n) No adjustment to the Conversion Rate shall be made pursuant to this Section 7.08 if the holders of the Debentures may participate in the transaction that would otherwise give rise to adjustment pursuant to this Section 7.08.

Section 7.09 Effect of Reclassification, Consolidation, Merger or Sale. If any of the following events occur, namely:

(a) any reclassification of Class A Common Stock;

(b) any consolidation, merger or binding share exchange involving the Company, or

(c) any sale, assignment, conveyance, transfer, lease or other disposition to another person of the Company’s property and assets as an entirety or substantially as an entirety,

in each case, in which the holders of outstanding Class A Common Stock are entitled to receive cash, securities or other property for their shares of Class A Common Stock (any such event or transaction, a “Reorganization Event”), then at and after the effective time of such Reorganization Event, the Settlement Amount shall be calculated based on the value of the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that holders of Class A Common Stock immediately prior to such Reorganization Event would been entitled to receive upon the occurrence of such Reorganization Event (the “Reference Property”) as determined by the Board of Directors or the governing body of the entity assuming the obligations hereunder from time to time upon any conversion of the Debentures; provided, however, in the event the Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the amount and kind of Reference Property used to calculate the Settlement Amount shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; provided further, that Section 7.06(d) hereof shall continue to apply following any such transaction. In such event, the Company shall cause notice of the weighted average to be delivered to each Holder, at the address of such Holder as it appears on the Register of the Debentures maintained by the Registrar, as soon as practicable after such determination has been made.

In addition, in the case of such Reorganization Event, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture providing that such Debentures shall, without the consent of any holders of Debentures, be convertible into the cash based on the value of the Reference Property that such Holder would have been entitled to receive upon such Reorganization Event. If, in the case of any such Reorganization Event, the stock or other securities and assets receivable thereupon by a holder of Class A Common Stock includes shares of stock or other securities and assets of a corporation other than the successor or purchasing corporation, as the case may be, in such Reorganization Event, then such supplemental indenture shall also be executed by such other corporation and shall contain such additional provisions to protect the interests of the holders of the Debentures as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including to the extent practicable the provisions providing for the conversion rights set forth in this Article 7.

If the Debentures become convertible into cash based on the value of the Reference Property, the Company shall notify the Trustee and issue a press release containing the relevant information (and make such press release available on the Company’s website).

Throughout this Article 7, if the Class A Common Stock has been replaced by Reference Property as a result of any transaction described in this Section 7.09, references to Class A Common Stock shall be deemed to refer to such Reference Property.

The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder, at the address of such Holder as it appears on the Register of the Debentures maintained by the Registrar, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

The above provisions of this Section 7.09 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales, leases, transfers, conveyances or other dispositions.

If this Section 7.09 applies to any event or occurrence, Section 7.08 hereof shall not apply.

The Company may not become party to any such transaction described in clauses (a), (b) or (c) of this Section 7.09, unless the terms of such transactions are consistent with this Section 7.09.

Section 7.10 Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Price or the Conversion Rate or whether any facts exist which may require any adjustment of the Conversion Price or Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Class A Common Stock, or of any Capital Stock, other securities or other assets or property, which may at any time be issued or delivered upon the conversion of any Debentures; and the Trustee and any other conversion agent make no representations with respect thereto. Neither the Trustee nor any conversion agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Class A Common Stock or stock certificates or other securities or property or cash upon the surrender of any Debentures for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article 7. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 7.09 hereof relating either to the kind or amount of shares of capital stock or other securities or other assets or property (including cash) receivable by holders of Debentures upon the conversion of their Debentures after any event referred to in such Section 7.09 hereof or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.1 of the Base Indenture, may accept as conclusive evidence of the correctness of any such provisions, and shall be protected in relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture) with respect thereto.

Section 7.11 Notice to Holders Prior to Certain Actions. In the case that:

(a) the Company shall declare a dividend or any other distribution on its Class A Common Stock that would require an adjustment in the Conversion Rate pursuant to Section 7.08 or would give rise to a right of the Holders to convert Debentures into cash pursuant to Section 7.03 hereof; or

(b) the Company shall authorize the granting to the holders of all or substantially all of its Class A Common Stock rights or warrants (other than pursuant to a rights plan) to subscribe for or purchase any share of Class A Common Stock; or

(c) of any reclassification or reorganization of the Class A Common Stock of the Company (other than a subdivision or combination of its outstanding Class A Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

the Company shall cause to be filed with the Trustee and to be delivered to each Holder at its address appearing on the Register provided for in Section 2.4 of the Base Indenture, as promptly as possible but in any event at least 20 calendar days prior to the applicable date hereinafter specified to the extent the Company has the knowledge to do so, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their Class A Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

Section 7.12 Stockholder Rights Plans. If the rights provided for in any rights plan adopted by the Company and in effect upon the conversion of Debentures have separated from the Class A Common Stock in accordance with the provisions of the applicable stockholder rights agreement so that the holders of the Debentures would not be entitled to receive any rights in respect of Class A Common Stock issuable upon conversion of the Debentures, the Conversion Price shall be adjusted at the time of such separation as if the Company distributed to all holders of Class A Common Stock shares of its Capital Stock, evidences of Debt or other assets or property as described in Section 7.08(b) hereof, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Article 8

Discharge of Indenture

Notwithstanding Article 8 of the Base Indenture, the following Article 8 (and not Article 8 of the Base Indenture) shall apply for purposes of this Fourth Supplemental Indenture and the Debentures.

Section 8.01 Discharge of Liability on Debentures. (a) When (i) the Company delivers to the Trustee all outstanding Debentures (other than Debentures replaced pursuant to Section 2.8 of the Base Indenture) for cancellation or (ii) all outstanding Debentures have become due and payable, whether at maturity or as a result of the delivery of a notice of redemption or upon a repurchase pursuant to Section 2.10 hereof, and the Company irrevocably deposits with the Trustee money sufficient to pay at maturity or upon redemption or repurchase all outstanding Debentures, including interest thereon to maturity or such redemption or repurchase date (other than Debentures replaced pursuant to Section 2.8 of the Base Indenture), and any shares of Class A Common Stock or other property due in respect of converted Debentures, and if in each such case the Company pays all other sums payable hereunder by the Company, then this Fourth Supplemental Indenture shall, subject to Section 8.01(b), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officers’ Certificate and an Opinion of Counsel and at the cost and expense of the Company.

(b) Notwithstanding clause (a) above, the Company’s obligations in Sections 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 7.7 and 7.8 of the Base Indenture, in Sections 2.04 and 2.09 hereof and in this Article 8 shall survive until the Debentures have been paid in full. Thereafter, the Company’s obligations in Section 7.7 of the Base Indenture and Sections 8.03 and 8.04 hereof shall survive.

Section 8.02 Application of Trust Money. The Trustee shall hold in trust money and any shares of Class A Common Stock or other property due in respect of converted Debentures deposited with it pursuant to this Article 8. It shall apply the deposited money through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Debentures or, in the case of any shares of Class A Common Stock or other property due in respect of converted Debentures, in accordance with this Indenture in relation to the conversion of Debentures pursuant to the terms hereof.

Section 8.03 Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest and any shares of Class A Common Stock or other property due in respect of converted Debentures that remains unclaimed for two years, and, thereafter, Debentureholders entitled to the money and/or securities must look to the Company for payment as general creditors.

Section 8.04 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or to deliver any shares of Class A Common Stock or other property due in respect of converted Debentures in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Debentures shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money and any shares of Class A Common Stock or other property due in respect of converted Debentures in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Debentures because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Debentureholders of such Debentures to receive such payment from the money held by the Trustee or Paying Agent.

Section 8.05 Defeasance. Sections 8.3 and 8.4 of the Base Indenture shall not apply to the Debentures authorized and designated under this Fourth Supplemental Indenture.

Article 9

Miscellaneous

Section 9.01 Governing Law. This Fourth Supplemental Indenture and the Debentures shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9.02 No Debenture Interest Created. Nothing in this Fourth Supplemental Indenture or in the Debentures, express or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, now in effect or hereafter enacted and made effective, in any jurisdiction.

Section 9.03 Successors. All agreements of the Company in this Fourth Supplemental Indenture and the Debentures shall bind its successor. All agreements of the Trustee in this Fourth Supplemental Indenture shall bind its successor.

Section 9.04 Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.05 Severability. In case any provision in this Fourth Supplemental Indenture or in the Debentures shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.06 Table of Contents, Headings, Etc. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Fourth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 9.07 Inconsistency. In the event of any inconsistency or conflict between the Base Indenture and this Fourth Supplemental Indenture, this Fourth Supplemental Indenture shall govern.

Section 9.08 Calculations in Respect of Debentures. Except as explicitly stated herein, the Company shall be responsible for making all calculations required pursuant to this Fourth Supplemental Indenture, including, without limitation, calculations with respect to determinations of the average Trading Price or Volume Weighted Average Price of the Class A Common Stock, the accrued interest payable on the Debentures, and the applicable Conversion Price and applicable Conversion Rate. The Company or its Agents shall make all such calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on the Holders. The Company shall provide a written schedule of such calculations to the Trustee and the Conversion Agent, and each of the Trustee and the Conversion Agent shall be entitled to rely upon the accuracy of the Company’s calculations without responsibility for independent verification thereof. The Trustee shall forward a copy of such calculations to any Holder upon such Holder’s written request.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

SUNPOWER CORPORATION

/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	Chief Financial Officer

WELLS FARGO BANK, National Association, as Trustee

/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

Signature Page to Fourth Supplemental Indenture

Exhibit A

[FORM OF FACE OF SECURITY]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.1

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

1. REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

2. AGREES FOR THE BENEFIT OF SUNPOWER CORPORATION (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THEREUNDER, AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED UNTIL THE EARLIER OF (A) THE REMOVAL OF THE RESTRICTIVE LEGEND ON THE DEBENTURES OR (B) THE EXPIRATION OF ONE YEAR FROM THE LAST DATE OF ORIGINAL ISSUANCE OF DEBENTURES PURSUANT TO THE OFFERING MEMORANDUM IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.2

1	This paragraph should be included only if the Debenture is a Global Debenture.
2	This legend should only be included if the Debenture is required to bear a Restricted Debenture Legend.

SUNPOWER CORPORATION

4.5% Senior Cash Convertible Debentures due 2015

No. R-1	CUSIP: 867652 AD1
ISIN: US867652AD16

SunPower Corporation, a Delaware corporation, promises to pay to Cede & Co. or registered assigns the principal amount of Two Hundred Twenty Million dollars ($220,000,000.00) on March 15, 2015.

Issue Date: April 1, 2010.

Interest Payment Dates: March 15 and September 15.

Record Dates: March 1 and September 1.

Reference is made to the further provisions of this Debenture set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Debenture the right to convert this Debenture into Class A Common Stock, on the terms and subject to the limitations referred to on the reverse hereof and as more fully specified in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

In the case of any conflict between this Debenture and the Indenture, the provisions of the Indenture shall control. This Debenture shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

SUNPOWER CORPORATION

By:
Name:	Thomas H. Werner
Title:	Chief Executive Officer

By:
Name:	Dennis V. Arriola
Title:	Chief Financial Officer

Trustee’s Certificate of Authentication:

This is one of the Debentures referred to in the within-mentioned Indenture.

Wells Fargo Bank, National Association, as Trustee

By:

Dated:	Authorized Signatory:

[FORM OF REVERSE SIDE OF SECURITY]

SUNPOWER CORPORATION

4.5% Senior Cash Convertible Debentures due 2015

1. Interest

SUNPOWER CORPORATION, a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Debenture at the rate per annum shown above. The Company will pay interest semiannually on March 15 and September 15 of each year commencing on September 15, 2010. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a Business Day, payment will be made on the next succeeding Business Day, and no additional interest will accrue in respect of such payment by virtue of the payment being made on such later date.

2. Method of Payment

The Company will pay interest on the Debentures (except defaulted interest) to the Persons who are registered holders of Debentures at the close of business on the March 1 and September 1 immediately preceding the interest payment date even if Debentures are canceled after the record date and on or before the interest payment date, except as otherwise provided in the Indenture. Holders must surrender Debentures to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. The Company shall pay interest (i) on any Global Debentures by wire transfer of immediately available funds to the account of the Depositary or its nominee, (ii) on any Debentures in certificated form having a principal amount of less than $2,000,000, by check mailed to the address of the Person entitled thereto as it appears in the Register, provided, however, that at maturity interest will be payable at the office of the Company maintained by the Company for such purposes, which shall initially be an office or agency of the Trustee (as defined below) and (iii) on any Debentures in certificated form having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the Holder of such Debentures duly delivered to the Trustee at least five Business Days prior to the relevant interest payment date or by check if no such election is made, provided, however, that, at maturity, interest will be payable at the office of the Company maintained by the Company for such purposes, which shall initially be an office or agency of the Trustee.

If the Company defaults on a payment of interest on the Debentures, the Company will pay the defaulted interest (plus interest on such defaulted interest at the rate of 1% per annum above the then applicable interest rate from the required payment date to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Debentureholders on a subsequent special record date. The Company will fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and will promptly deliver or cause to be delivered to each Debentureholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

3. Paying Agent, Registrar, Service Agent and Conversion Agent

Initially, Wells Fargo Bank, National Association, a national banking association (the “Trustee”), will act as Paying Agent, Registrar, Service Agent and Conversion Agent. The Company may appoint and change any Paying Agent, Registrar or co-registrar, Service Agent or Conversion Agent without notice. The Company or any of its domestically incorporated Subsidiaries may act as Paying Agent, Registrar or co-registrar, Service Agent or Conversion Agent.

4. Indenture

The Company issued the Debentures under an indenture dated as of February 7, 2007 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture dated as of April 1, 2010 (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15. U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Debentures are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of those terms.

The Debentures are senior unsecured obligations of the Company. This Debenture is one of the Debentures referred to in the Indenture issued in an aggregate principal amount of $220,000,000 (or up to $250,000,000 if the over-allotment option is exercised in full). The Indenture imposes limitations on the ability of the Company to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.

5. Optional Redemption

The Debentures are not redeemable at the option of the Company.

6. Sinking Fund

The Debentures are not subject to any sinking fund.

7. Repurchase at Option of Holders Upon a Fundamental Change

If a Fundamental Change occurs at any time prior to maturity of the Debentures, this Debenture will be subject to a repurchase, at the option of the Holder, on a date (the “Fundamental Change Repurchase Date”), specified by the Company, that is not less than 20 calendar days nor more than 35 calendar days after notice thereof, at a cash repurchase price equal to 100% of the principal amount hereof, together with accrued and unpaid interest on this Debenture to, but excluding, the Fundamental Change Repurchase Date; provided, however, that if such Fundamental Change Repurchase Date falls after a record date and on or prior the corresponding interest payment date, the interest payable on such Interest Payment Date will be paid on such Interest Payment Date to the holder of record of this Debenture on the applicable Record Date instead of the holders surrendering Debentures for repurchase on such date. The Debentures submitted for repurchase must be $1,000 in principal amount or whole multiples thereof. The Company shall deliver to all holders of record of the Debentures a notice of the occurrence of a Fundamental Change and of the repurchase right arising as a result thereof on or before the fifth calendar day after the occurrence of such Fundamental Change. For Debentures to be so repurchased at the option of the Holder, the Holder must deliver to the Paying Agent in accordance with the terms of the Indenture, the Repurchase Notice containing the information specified by the Indenture, together with such Debentures, duly endorsed for transfer, or (if the Debentures are Global Debentures) book-entry transfer of the Debentures, prior to 5:00 p.m., New York City time, on the Fundamental Change Repurchase Date. The repurchase price must be paid in cash.

Holders have the right to withdraw any Repurchase Notice by delivering to the Paying Agent a written notice of withdrawal at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Fundamental Change Repurchase Date, as provided in the Indenture.

If cash sufficient to pay the repurchase price of and accrued and unpaid interest, if any, on all Debentures or portions thereof to be repurchased as of the Fundamental Change Repurchase Date is deposited with the Paying Agent on the Business Day immediately following the Fundamental Change Repurchase Date, then such Debentures will cease to be outstanding and interest will cease to accrue, and the Holder thereof shall have no other rights as such other than the right to receive the repurchase price upon delivery or book-entry transfer of such Debentures.

8. Conversion

In compliance with the provisions of the Indenture, as permitted under Section 7.02, 7.03, 7.04 and 7.05 of the Indenture and prior to the close of business on the second Scheduled Trading Day preceding the Maturity Date of this Debenture, the Holder hereof has the right, at its option, to convert each $1,000 principal amount of this Debenture into cash based on the Initial Conversion Price of $22.53 per share of Class A Common Stock (equivalent to the Initial Conversion Rate of approximately 44.3853 shares of Class A Common Stock per $1,000 principal amount of Debentures), subject to adjustment pursuant to the terms of the Indenture, as such shares shall be constituted at the date of conversion, upon surrender of this Debenture (if in certificated form) with the form entitled “Cash Conversion Notice” on the reverse hereof duly completed and manually signed, to the Company at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, or at the option of such Holder, the Corporate Trust Office, together with any funds required pursuant to the terms of the Indenture, and duly endorsed by, or accompanied by instruments of transfer in form satisfactory to the Company duly executed by, the Holder or by such Holder’s duly authorized attorney. In order to exercise the conversion right with respect to any interest in a Global Debenture, the Holder must complete the appropriate instruction form pursuant to the Depositary’s book-entry conversion program, deliver by book-entry delivery an interest in such Global Debenture, furnish appropriate endorsements and transfer documents if required by the Company or the Trustee or Conversion Agent, and pay the funds, if any, required pursuant to the terms of the Indenture.

Prior to the Maturity Date, if and only to the extent holders elect to convert the Debentures in connection with a Non-Stock Change of Control, the Company will increase the Conversion Rate applicable to such converting Debentures as set forth in the Indenture.

No adjustment in respect of interest on any Debentures converted will be made upon any conversion except as set forth in the next sentence. If this Debenture (or portion hereof) is surrendered for conversion during the period from the 5:00 p.m., New York City time, on any applicable Record Date for the payment of interest to 5:00 p.m., New York City time, on the Business Day preceding the corresponding Interest Payment Date, this Debenture (or portion hereof being converted) must be accompanied by payment, in immediately available funds or other funds acceptable to the Company, of an amount equal to the interest otherwise payable on such Interest Payment Date on the principal amount being converted; provided, that no such payment shall be required (1) if the Holder surrenders this Debenture for conversion following the Record Date immediately preceding the Maturity Date, (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Record Date and on or prior to the corresponding Interest Payment Date, or (3) to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to this Debenture.

A Debenture in respect of which a Holder is exercising its right to require repurchase may be converted only if such Holder validly withdraws its election to exercise such right to require repurchase in accordance with the terms of the Indenture.

9. Denominations, Transfer, Exchange

The Debentures are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Debentureholder may transfer or exchange Debentures in accordance with the Indenture. Upon any transfer or exchange, the Registrar or the Company may require a Debentureholder, among other things, to furnish appropriate endorsements or a written instrument or instruments of transfer in form satisfactory to the Company and the Trustee. Neither the Company, the Trustee nor the Registrar shall be required to exchange, issue or register a transfer of (a) any Debentures or portions thereof surrendered for conversion pursuant to Article 7 of the Fourth Supplemental Indenture and (b) any Debentures or portions thereof tendered for repurchase (and not withdrawn) pursuant to Section 2.10 of the Fourth Supplemental Indenture.

10. Persons Deemed Owners

The registered Holder of this Debenture may be treated as the owner of it for all purposes.

11. Unclaimed Money

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest and any shares of Class A Common Stock or other property due in respect of converted Debentures that remains unclaimed for two years, and, thereafter, Debentureholders entitled to the money and/or securities must look to the Company for payment as general creditors.

12. Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Debentures may be amended with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding Debentures and (ii) any default or noncompliance with any provision may be waived with the written consent or affirmative vote of the holders of at least a majority in principal amount of the outstanding Debentures. Without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Debentures (i) to provide for conversion rights of Holders and the Company’s repurchase obligations in connection with a Fundamental Change in the event of any reclassification of the Class A Common Stock, merger or consolidation, or sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entirety; (ii) to secure the Debentures; (iii) to provide for the assumption of the Company’s obligations to the Holders of the Debentures in the event of a merger or consolidation, or sale, conveyance, transfer or lease of the Company’s property and assets substantially as an entirety; (iv) to surrender any right or power conferred upon the Company in the Indenture; (v) to add to the covenants of the Company for the benefit of the Holders; (vi) to cure any ambiguity, defect or inconsistency, provided, however, that such modification or amendment does not adversely affect the interests of the Holders in any material respect, provided, further, that any amendment made solely to conform the provisions of the Indenture or the Debentures to the description of the Debentures contained in the Offering Memorandum shall not be deemed to adversely affect the interests of the Holders; (vii) to make any provision with respect to matters or questions arising under the Base Indenture, the Fourth Supplemental Indenture or the Debentures that the Company may deem necessary or desirable and that shall not be inconsistent with the Base Indenture, the Fourth Supplemental Indenture or the Debentures; provided, that such change or modification does not, in the good faith opinion of the Board of Directors, adversely affect the interests of the Holders in any material respect; (viii) to increase the Conversion Rate; (ix) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (x) to add guarantees of the obligations under the Debentures; and (xi) to provide for a successor trustee.

13. Defaults and Remedies

If an Event of Default occurs (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then-outstanding Debentures, by written notice to the Company and the Trustee, may declare due and payable 100% of the principal amount of all outstanding Debentures plus any accrued and unpaid interest to the date of payment. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, all unpaid principal and accrued and unpaid interest on the outstanding Debentures shall become due and immediately payable without any declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of a majority in aggregate principal amount of the outstanding Debentures may rescind and annul any such acceleration with respect to the Debentures and its consequences.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense. Subject to certain exceptions, no Holder may pursue any remedy with respect to the Indenture or the Debentures unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Debentures have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity and (v) the holders of a majority in principal amount of the outstanding Debentures have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. Subject to the Indenture, the Trustee, however, may refuse to follow any direction if the Trustee, in good faith shall, by a Trust Officer of the Trustee, determine that the proceeding so directed would involve the Trustee in personal liability. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any Holder pursuant to the provision of the Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall impair, as among the Company and the Holder of the Debentures, the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest or make-whole premium, if any, in respect of the Debenture at the place, at the respective times, at the rate and in the coin or currency herein and in the Indenture prescribed.

14. Trustee Dealings with the Company

Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Debentures and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15. No Recourse Against Others

A director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the Debentures or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Debentureholder by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debentures.

16. Authentication

This Debenture shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Debenture.

17. Abbreviations

Customary abbreviations may be used in the name of a Debentureholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18. GOVERNING LAW

THIS DEBENTURE SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

19. CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Debentures and has directed the Trustee to use CUSIP and ISIN numbers in notices of redemption as a convenience to Debentureholders. No representation is made as to the accuracy of such numbers either as printed on the Debentures or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Debenture.

FORM OF CASH CONVERSION NOTICE

TO:	SUNPOWER CORPORATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

The undersigned registered holder of this Debenture hereby irrevocably exercises the option to convert this Debenture, or the portion thereof (which is $1,000 or a multiple thereof) below designated, into cash in accordance with the terms of the Indenture referred to in this Debenture, and directs that the cash and any Debentures representing any unconverted principal amount hereof, be delivered and issued and delivered, respectively, to the registered holder hereof unless a different name has been indicated below. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the indenture dated as of February 7, 2007 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture dated as of April 1, 2010 (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association. If any portion of this Debenture not converted is to be issued in the name of a person other than the undersigned, the undersigned will provide the appropriate information below and pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Debenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

Fill in the registration of Debentures if to be delivered, and the person to whom payment is to be made, if to be made, other than to and in the name of the registered holder:

Please print name and address

(Name)

(Street Address)

(City, State and Zip Code)

Principal amount to be converted
(if less than all):

$

Social Security or Other Taxpayer
Identification Number:

NOTICE: The signature on this Cash Conversion Notice must correspond with the name as written upon the face of the Debentures in every particular without alteration or enlargement or any change whatever.

REPURCHASE NOTICE

TO:	SUNPOWER CORPORATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

The undersigned registered holder of this Debenture hereby irrevocably acknowledges receipt of a notice from SunPower Corporation (the “Company”) regarding the right of holders to elect to require the Company to repurchase the Debentures and requests and instructs the Company to repay the entire principal amount of this Debenture, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date to the registered holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the indenture dated as of February 7, 2007 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture dated as of April 1, 2010 (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and Wells Fargo Bank, National Association. The Debentures shall be repurchased by the Company as of the Fundamental Change Repurchase Date pursuant to the terms and conditions specified in the Indenture.

Dated:

Signature(s):

NOTICE: The above signatures of the holder(s) hereof must correspond with the name as written upon the face of the Debentures in every particular without alteration or enlargement or any change whatever.

Debentures Certificate Number (if applicable):
Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

ASSIGNMENT FORM

To assign this Debenture, fill in the form below:

For value received                                          hereby sell(s), assign(s) and transfer(s) unto                              (Please insert social security or Taxpayer Identification Number of assignee) the within Debenture, and hereby irrevocably constitutes and appoints                                                       attorney to transfer the said Debenture on the books of the Company, with full power of substitution in the premises.

In connection with any transfer of the within Debenture prior to the Resale Restriction Termination Date, the undersigned confirms that such Debenture is being transferred:

☐ To SunPower Corporation or a subsidiary thereof; or

☐ Pursuant to a person who the undersigned believes is a “qualified institutional buyer” purchasing for its own account or for the account of a “qualified institutional buyer” in a transaction meeting the requirements of Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

☐ Pursuant to the exemption from registration under the Securities Act provided by Rule 144 thereunder (if available); or

☐ Pursuant to a registration statement that has become or been declared effective under the Securities Act.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Debenture)
*Signature guaranteed by:

By:

*	The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

SCHEDULE OF INCREASES AND DECREASES IN GLOBAL DEBENTURE2

The following increases or decreases in this Global Debenture have been made:

Date	Amount of decrease in Principal Amount of this Global Debenture	Amount of increase in Principal Amount of this Global Debenture	Principal Amount of this Global Debenture following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian

[2]	For Global Debentures only

EXHIBIT B

FORM OF FREE TRANSFERABILITY CERTIFICATE

Wells Fargo Bank, National Association

Corporate Trust Services

MAC N9311-110]

625 Marquette Avenue

Minneapolis, MN 55479

Attention: SunPower Account Manager

RE: CUSIP 867652 AD1

Dear Sir/Madam:

Whereas the 4.5% Cash Convertible Senior Debentures due 2015 of SunPower Corporation (the “Debentures”) have become freely tradable without restriction by non-affiliates of SunPower Corporation (the “Company”) pursuant to Rule 144(b)(1) under the Securities Act of 1933, as amended, in accordance with Section 2.06 of the fourth supplemental indenture, dated as of April 1, 2010 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee, pursuant to which the Debentures were issued, the Company hereby instructs you that:

i.	The restricted global debentures (the “Restricted Global Debenture”), with CUSIP number 867652 AD1, shall be exchanged for an unrestricted global debenture (the “Freely Tradeable Global Note”), with CUSIP number 867652 AE9, on [date]. The exchange shall be made pursuant to Section 2.06 of the Indenture.

ii.	In accordance with Section 2.06 of the Indenture, upon receipt of an Authentication Order pursuant to Sections 12.4 and 12.5 of the Indenture and an Officers’ Certificate pursuant to Sections 12.4 and 12.5 of the Indenture, you are hereby instructed to direct the Depositary (as defined in the Indenture) to exchange all of the outstanding beneficial interests in the Restricted Global Debentures to the Unrestricted Global Debenture (as defined in the Indenture).

Capitalized terms used but not defined herein have the meanings set forth in the Indenture.

Very truly yours,

SunPower Corporation

By:
Name:
Title:

328124-Palo Alto Server 1A - MSW

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